       As filed with the Securities and Exchange Commission on June 12, 1997
                                                           REGISTRATION NO. 333-

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                          ----------------------------------
                          ----------------------------------
                                      FORM SB-2
                             REGISTRATION STATEMENT UNDER
                              THE SECURITIES ACT OF 1933
                            SENTINEL FINANCING, LTD., L.P.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
    FLORIDA                            6153                    [Applied For]
(STATE OR OTHER                 (PRIMARY STANDARD            (I.R.S. EMPLOYER
 JURISDICTION                       INDUSTRIAL              IDENTIFICATION  NO.)
OF INCORPORATION                  CLASSIFICATION
OR ORGANIZATION)                   CODE NUMBER)

        210 North University Drive, Suite 800, Coral Springs, Florida 33071;
                                    (954) 796-9915
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                     OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                     --------------------------------------------
                                      IVAN HOSER
                           Sentinel Acceptance Corporation
                                   General Partner
                        210 North University Drive, Suite 800
                            Coral Springs, Florida  33071
                                    (954) 796-9915
              (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                      ------------------------------------------
                                      Copies to:
                                  MARK A. BONENFANT
                          Buchalter, Nemer, Fields & Younger
                              a Professional Corporation
                        601 South Figueroa Street, Suite 2400
                              Los Angeles, CA 90017-5704
                                    (213) 891-0700
                                    --------------
           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after this Registration Statement becomes effective.

                                    --------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

                                                  PROPOSED            PROPOSED
TITLE OF EACH CLASS OF         AMOUNT TO BE        MAXIMUM             MAXIMUM              AMOUNT OF
   SECURITIES TO BE            REGISTERED       OFFERING PRICE        AGGREGATE            REGISTRATION
      REGISTERED                                   PER UNIT         OFFERING PRICE             FEE
12% Secured Notes due 2002    $  15,000,000          100%           $  15,000,000           $4,545.45
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO
DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES
THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933, AS AMENDED,  OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON
SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

                            SENTINEL FINANCING LTD., L.P.
                                CROSS REFERENCE SHEET

    Item No. And Caption                   Location or Caption in Prospectus
    --------------------                   ---------------------------------
 1. Forepart of the Registration Statement Cover Page of the Registration
    and Outside Front Cover of the         Statement; Outside Front Cover Page
    Prospectus . . . . . . . . . . . . . . of Prospectus

 2. Inside Front and Outside Back Cover    Inside Front Cover Page; Outside
    Pages of Prospectus. . . . . . . . . . Back Cover Page; Available
                                           Information

 3. Summary Information, Risk Factors
    and Ratio of Earnings to               Prospectus Summary; Risk Factors;
    Fixed Charges. . . . . . . . . . . . . The Company

 4. Use of Proceeds. . . . . . . . . . . . Use of Proceeds

 5. Determination of Offering Price. . . . Not Applicable

 6. Dilution . . . . . . . . . . . . . . . Not Applicable

 7. Selling Security Holders . . . . . . . Not Applicable

 8. Plan of Distribution . . . . . . . . . Outside Front Cover Page; Plan of
                                           Distribution

9.  Legal Proceedings. . . . . . . . . . . Litigation

10. Directors, Executive Officers,
    Promoters and Control Persons. . . . . Management

11. Security Ownership of Certain
    Beneficial Owners. . . . . . . . . . . Principal Security Holders

12. Descriptions of Securities . . . . . . Summary of Offering; Description
                                           of Notes

13. Interest of Named Experts
    and Counsel. . . . . . . . . . . . . . Not Applicable

14. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities. . . . . . . . . . . . . . Not Applicable

15. Organization Within Last Five Years. . Business

16. Description of Business. . . . . . . . Business

17. Management's Discussion and Analysis
    or Plan of Operation . . . . . . . . . Management's Discussion and
                                           Analysis of Financial Condition and
                                           Results of Operation

18. Description of Property. . . . . . . . Business

19. Certain Relationships and Related
    Transactions . . . . . . . . . . . . . Risk Factors; Management; Certain
                                           Transactions

20. Market For Common Equity and Related
    Stockholder Matters. . . . . . . . . . Not Applicable

21. Executive Compensation . . . . . . . . Management

22. Financial Statements . . . . . . . . . Financial Statements

23. Changes In and Disagreements with
    Accountants on Accounting and
    Financial Disclosure . . . . . . . . . Not Applicable

                    Subject to Completion, Dated ___________, 1997

PROSPECTUS


                                     $15,000,000

                            Sentinel Financing Ltd., L.P.

                                  12% Secured Notes
                                       Due 2002
                            Minimum Offering:  $1,000,000


    Sentinel Financing Ltd., L.P., a Florida limited partnership (the "Company"), which is a newly organized, single purpose entity, is hereby offering $15,000,000 aggregate principal amount of 12% Secured Notes due 2002 (the "Notes"). The general partner of the Company is Sentinel Acceptance Corporation.

    The Notes will bear interest at the rate of 12% per annum, payable monthly on the 15th day of each month commencing ______________, 1997. The Notes will mature on _____________, 2002, and are subject to redemption at the option of the Company, in whole or part, at any time at a redemption price equal to the outstanding principal amount plus accrued interest thereon, without premium or penalty. The Company will not be required to make any mandatory redemption or sinking fund payment with respect to the Notes prior to maturity. Notes may be purchased in multiples of $1,000, subject to a minimum purchase requirement of $2,000.

    The Notes will be secured by: (i) retail installment sales contracts secured by used automobiles and light trucks; (ii) certain other collateral described herein.

    The Notes are being offered on a best efforts, $1,000,000 minimum offering basis. All proceeds from the sale of Notes will be immediately deposited in an escrow account at Bank of Montreal Trust Company (the "Escrow Account"), and no funds will be released to the Company therefrom unless and until the Company has sold $1,000,000 in aggregate principal amount of the Notes (the "Minimum Offering"). Upon sale of the Minimum Offering, the Notes shall be released to purchasers of the Notes (the "Noteholders") bearing an issue date equal to the date the purchase price therefor was deposited into the Escrow Account. If the Minimum Offering is not sold by [90 days after the effective date], 1997, all monies received will be refunded to investors, together with any net investment earnings thereon from the investment of such monies by the Escrow Account. In the event of any such return of funds, the investors shall not be entitled to receive the stated interest rate on the Notes. Subscribers for the Notes shall have no right to withdraw any funds from the Escrow Account.

    SEE "RISK FACTORS" COMMENCING ON PAGE __ FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE NOTES.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR HAS THE COMMISSION OR ANY STATE SECURITIES AGENCY PASSED ON THE

ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                       Underwriting Discounts    Proceeds to
                      Price to Public    and Commissions(1)       Company(2)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Per Note                   100%                 7.5%                92.5%
--------------------------------------------------------------------------------
Total Minimum          $   1,000,000       $     75,000         $   925,000
--------------------------------------------------------------------------------
Total Maximum          $  15,000,000       $  1,125,000         $13,875,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Notes are being offered on a best-efforts basis through licensed participating dealers. The Company has agreed to indemnify all participating dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See Underwriting. Does not include 4% investment banking and marketing fee payable to Banc Services Corporation. The Company may also reimburse participating dealers for actual due diligence expenses in an amount up to .5% of the principal aggregate amount of Notes sold and may pay participating dealers a non-accountable expense allowance not to exceed .5% of the principal aggregate amount of Notes sold. See Plan of Distribution.

(2) Before deducting expenses of approximately $200,000 to $300,000 payable by the Company. See "Use of Proceeds."

    The offering of Notes will continue until the earlier to occur of (i) the sale of all Notes offered hereby, (ii) termination thereof by the Company in its sole discretion or (iii) [24 months after the effective date]. Investors must satisfy certain minimum suitability standards prior to purchasing any Notes. See "Suitability Standards."

    The Notes are being offered subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. The Company reserves the right, in its sole discretion, to reject, in whole or in part, any offer to purchase the Notes. See "Plan of Distribution."

       The date of this Prospectus is ___________________________________, 1997

SUITABILITY STANDARDS

    Notes will only be sold to a person who makes the required minimum purchase and represents in writing that such person: (i) has annual gross income of at least $30,000 and a net worth of at least $30,000 (exclusive of home, home furnishings and automobiles); or (ii) has a net worth of at least $75,000 (exclusive of home, home furnishings and automobiles); or (iii) is purchasing in a fiduciary capacity for a person who (or an entity which) satisfies either of the foregoing clauses (i) or (ii). In the case of sales to fiduciary accounts, the suitability standards must be satisfied by the beneficiary; however, where the fiduciary is the donor of funds used for the investment, the fiduciary and not the beneficiary must meet the foregoing standards.

    All participating dealers will make reasonable inquiry to assure compliance with these suitability standards, and the Company will not accept subscriptions from any person who does not represent in the Subscription Agreement filed as an exhibit to the Registration Statement of which this Prospectus is a part ("Subscription Agreement") that he or she meets such standards. These suitability standards are established due to the illiquidity of the Notes and other risk factors associated with an investment in the Notes. See "Risk Factors."

    No transfers will be permitted of less than the minimum permitted purchase, nor may an investor transfer, fractionalize or subdivide notes so as to retain less than such minimum purchase.

                               [END INSIDE FRONT COVER]

                                  PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                     THE COMPANY

    Sentinel Financing, Ltd., L.P., a Florida limited partnership (the "Company"), is a newly formed single purpose company organized to specialize and engage in the purchase, collection and servicing of retail installment contracts ("Installment Contracts") originated by independent automobile dealers ("Dealers"). The Company will acquire directly and through intermediaries Installment Contracts originated by Dealers in connection with their sale of used automobiles and light duty trucks ("Financed Vehicles") to borrowers with limited credit histories or past credit problems ("Non-prime Consumers"). The Company's general partner is Sentinel Acceptance Corporation ("SAC"), and its sole limited partner is Sentinel Acceptance Ltd., L.P., a Florida limited partnership ("Sentinel Acceptance"). Management services will be provided to the Company by Sentinel Acceptance . SAC is also the general partner of Sentinel Acceptance.

    The automobile finance industry is the second largest consumer finance market in the United States and is estimated by analysts to have been a $400 billion market in terms of outstanding credit at the end of 1996. The vast majority of automobile financing is provided by captive finance subsidiaries of major auto manufacturers, banks and credit unions for new cars purchased by "A" credit consumers ("Prime Consumers"). These lenders tend to avoid or do not consistently serve the Non-prime Consumer market, where primarily used automobiles are purchased and financed by borrowers with "B," "C" or "D" credit. The Non-prime Consumer market is estimated to constitute 20% of the auto finance market and expected to grow annually to $60 and $75 billion and is serviced primarily by independent finance companies such as the Company. The Company believes that the Non-prime Consumer market for used cars is growing due, in part, to (i) demographic and economic trends, (ii) the extension of the average useful life of automobiles and (iii) the increasing number of late-model used automobiles being offered for sale, including former rental cars and vehicles coming off-lease.

    The Company intends to supply additional capital to the Non-prime Consumer market. On the basis of its personal relationships it has negotiated non-exclusive oral purchase arrangements with multiple originators, including independent financing companies and, to a lesser extent, individual Dealers. The Company intends to negotiate written arrangements with originators upon completion of this Offering which are competitive while protecting the Company against the risk of default under the Installment Contracts to the extent possible.

                                     THE OFFERING

SECURITIES OFFERED 15,000,000 aggregate principal amount of 12% Secured Notes due 2002 (the "Notes").

MATURITY           _________________, 2002

INTEREST RATE
AND DATES          The Notes will bear interest at the rate of 12% per annum
                   (the "Note Rate"). Interest will accrue from the date of issuance, payable monthly on the 15th day of each month commencing on _____________, 1997. [90 days from the effective date]

OPTIONAL
REDEMPTION         The Notes will be redeemable at the option of the Company, in whole or in part, at any time at a redemption price equal to the outstanding principal amount plus accrued interest thereon, without premium or penalty.

COLLATERAL         The Notes will be secured by a security interest in (i) all
                   Installment Contracts, acquired with the net proceeds of this Offering, and (ii) certain other collateral described herein.

SINKING FUND       None

USE OF PROCEEDS    Net proceeds from the offering will be used to purchase
                   Installment Contracts.

MINIMUM OFFERING   The minimum aggregate principal amount of Notes to be sold pursuant to this Offering is $1,000,000 (the "Minimum
                   Offering"). All monies received from investors prior to the date on which the Minimum Offering has been sold (the
                   "Release Date"), will immediately be deposited in an escrow account (the "Escrow Account") at Bank of Montreal Trust
                   Company (the "Escrow Agent"). On the Release Date all monies in the Escrow Account shall be released to the Company and the Notes shall be released to purchasers of the Notes ("Noteholders") bearing an issue date as of the date the purchase price of each Note was deposited into the Escrow Account. If the Release Date does not occur on or prior to [90 days from the effective date], 1997, all monies in the Escrow Account shall be returned to investors, together with any net investment earnings thereon and the investors will not be entitled to the Note Rate. The monies held in the Escrow Account will be invested by the Escrow
                   Agent in U.S. government securities, the yield on which is expected to be substantially lower than the Note Rate.

INDENTURE AND
TRUSTEE The Notes will be issued pursuant to an Indenture of Trust entered into between the Company and _________________________, as trustee (the "Trustee").

                   The Notes will be offered and sold on a "best efforts" basis on behalf of the Company by licensed soliciting broker-dealers that are members of the National Association of Securities Dealers, Inc., and are qualified to offer and sell the

                   Notes in a particular state, who have been or may hereafter be engaged by the Company. Investor funds will be held in a subscription escrow account until the minimum of $1,000,000 in principal amount of the Notes (the "Minimum Subscription Amount") are sold. If the Minimum Subscription Amount is not reached on or before [90 days after effective date], the offering will be terminated, and the escrowed funds, will be promptly returned to the subscribing investors by the escrow agent. Upon receipt of the Minimum Subscription Amount, the escrowed funds will be released to the Company. See "Plan of Distribution."

                                     RISK FACTORS

    A PURCHASE OF THE NOTES INVOLVES VARIOUS RISK FACTORS, INCLUDING, BUT NOT LIMITED TO, THE RISKS SET FORTH BELOW. PROSPECTIVE INVESTORS SHOULD CONSIDER THESE RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE THE NOTES.

    LIMITED ASSETS AND OPERATING HISTORY. The Company has no prior operating history and does not have, and is not expected to have any significant assets other than the Installment Contracts that secure the Notes. While the Notes remain outstanding, the Company will not engage in any business other than the purchase, collection and servicing of the Installment Contracts.

    CREDITWORTHINESS OF CONTRACT OBLIGORS.  Substantially all of the
Installment Contracts to be purchased by the Company will be Non-prime Consumer credits. The Non-prime Consumer finance market is comprised of borrowers who are unable to obtain traditional financing through a bank or a captive finance company due to either incomplete or imperfect credit histories. Consequently, the incidence of delinquency or default is expected to be significantly higher for Non-prime Consumer credits than in the case of Prime Consumer credits. For these reasons, such Installment Contracts bear interest at rates significantly higher than in the case of Prime Consumer credits, but also involve a higher probability of default and greater servicing costs. The Company's profitability depends, in part, upon its ability to properly evaluate the creditworthiness of Non-prime Consumers and efficiently service its Installment Contracts. There can be no assurance that the discounts negotiated by the Company for Installment Contracts will accurately reflect the underlying credit risks. Furthermore, as competition within the industry increases, the Company's ability to negotiate discounts will be limited even if delinquency rates increase. If the discounts are inadequate, loan losses may exceed the proceeds of the performing loans, thus impairing the Company's ability to service the Notes.

    ECONOMIC FACTORS AFFECTING DELINQUENCIES. A purchasers' ability to remit payments as required by the terms of the Installment Contracts is in most cases dependent on their continued employment, and a job loss will usually result in defaults on their consumer debts. A prolonged economic recession resulting in widespread unemployment could cause a significant rise in delinquencies and charge-offs, which would adversely affect the Company and Noteholders.

    AVAILABILITY OF INSTALLMENT CONTRACTS. The Company's ability to implement its growth strategy depends on its ability to purchase Installment Contracts meeting its underwriting standards. While management has numerous relationships with Installment Contract originators, the Company does not have formalized written arrangements with a network of automobile dealers or other originators from which Installment Contracts will be purchased or through which Installment Contracts will be originated by the Company. There is no assurance that the Company will be able to find additional Installment Contracts to purchase at prices or on terms acceptable to the Company, or at all. Unfavorable changes in the economic or competitive environment, or other occurrences resulting in the erosion of the Company's present and prospective originator base could adversely affect the Company's operations and impair its ability to achieve continual expansion. If the Company is unable to purchase suitable Installment Contracts or experiences delays in purchasing such Installment Contracts, the Company's expected net interest margin may be reduced, perhaps significantly, which could materially adversely affect the Company's income and ability to service the Notes.

    COMPETITION AND MARKET CONDITIONS. The Non-prime Consumer automobile finance market is very fragmented and highly competitive. The Company believes that there are numerous non-traditional consumer finance sources serving this market. Furthermore, during the past several years, a number of companies have completed initial public offerings of common stock, the proceeds from which were to be used (at least in part) to fund expansion and to support increased purchases of Installment Contracts. Traditional automobile financing sources include commercial banks, savings and loans, credit unions, captive finance companies of automobile manufacturers and other consumer lenders, many of which have significantly greater resources than the Company and may be able to offer more attractive Installment Contract purchase terms to Dealers. To the extent that traditional and non-traditional lenders significantly expand their activities in this market, the Company's ability to execute its business and growth strategy may be adversely affected. The Company's business is also affected by certain demographic, economic and industry trends. For example, these trends include increased sales of used vehicles, the rising price of new vehicles compared to U.S. median family income and the overall level of interest rates in general. The Company believes that recent trends favor increased growth in the portion of the automobile finance industry which serves Non-prime Consumers. However, a reversal of any of these trends could have a material adverse affect on the Company's operations, profitability and growth.

    CONFLICTS OF INTEREST. SAC is the general partner of the Company. SAC is also the general partner of Sentinel Acceptance and provides management services to Sentinel Acceptance. Consequently, there will be conflicts of interest with respect to the allocation of SAC's management time between Sentinel Acceptance and the Company. Sentinel Acceptance will also provide management and administrative services to the Company. There may therefore be conflicts of interest with respect to the allocation of services, overhead expenses and functions between the activities of SAC, Sentinel Acceptance and the Company. There can be no assurance that any particular conflict may be resolved in a manner that does not adversely affect Noteholders. A significant part of Sentinel Acceptance business is automobile financing. A potential conflict of interest exists with respect to determining whether Installment Contracts will be purchased by Sentinel Acceptance or the Company. To lessen this conflict of interest, Sentinel Acceptance has agreed that it will not purchase any Installment Contract until the Company has expended all of its available net proceeds from this Offering for the purchase of Installment Contracts. In addition, up to 50% of the net proceeds (not to exceed $2.5 million) of this Offering will be used to purchase Installment Contracts from Sentinel Acceptance. The discount from the principal and interest of the Installment Contracts to be purchased will be approximately 45%. Although an opinion on the value of the purchased Installment Contracts was not obtained by the Company, management believes that the terms of the purchase are substantially similar to the terms that would be available from an unaffiliated third party in an arms-length transaction. Sentinel Acceptance has also contracted to service the Company's Installment Contracts. Management believes that the terms of the service agreement are substantially similar to the terms that would be available from a third party in an arms-length transaction.

    SECURITY FOR NOTES. The Notes are secured by the Installment Contracts acquired with the net proceeds of this Offering. Although the Noteholders have been granted a security interest in the Installment Contracts as security for the Notes, under certain limited circumstances, their security position may become unperfected. If such security interest were not perfected, the Noteholders would not have a priority claim on the collateral and would, in effect, be treated as unsecured creditors of the Company. Upon an event of default under the Notes, if the Noteholders did not have a priority claim on the collateral through perfection of their security interest, or if they lose a priority position on the collateral, their ability to sell the collateral and use the proceeds to pay the Notes would be adversely affected as other creditors would have an equal, or in some cases, superior, claim to the collateral, and the Noteholders could suffer a partial or total loss of principal and unpaid interest on the Notes. See "Security Interests in Financed Vehicles."

    Statutory liens for repairs or unpaid taxes may have priority over even a perfected security interest in the Financed Vehicles, and certain state and federal laws permit the confiscation of motor vehicles used in unlawful activity which may result in the loss of a secured party's perfected security interest in a confiscated motor vehicle. Liens for repairs or taxes, or the confiscation of a Financed Vehicle, could arise or occur at any time during the term of an Installment Contract. No notice may necessarily be given to the Company in the event such a lien arises or confiscation occurs.

    Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Company to enforce its rights under the Installment Contracts or to repossess and to resell Financed Vehicles or enforce a deficiency judgment. In addition, the Company may determine in its discretion that a deficiency judgment is not an appropriate or economically viable remedy, or may settle at a significant discount any deficiency judgment that it does obtain. In the event that deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged in whole or in part in bankruptcy proceedings, the loss will reduce the collateral securing the Notes, and if other collateral or dealer recourse agreements are insufficient may adversely affect the ability of the Company to repay the Notes. In the event of a bankruptcy by the Company, the Trustee is empowered to file such proofs of claim and other papers or documents to have the claims of the Trustee and the Noteholders allowed in any judicial proceedings relative to the Company, its creditors or its property.

    PARTNERSHIP DISTRIBUTIONS. Under the terms of the Company's Partnership Agreement, the partners of the Company are entitled to quarterly distributions from Cash Available for Distribution. Cash Available for Distribution means the remaining cash and other assets available for distribution to the partners after payment or satisfaction of the following: (a) all partnership liabilities for ordinary and necessary expenses then due and owing to the persons other than the partners, (b) all payments currently due towards interest on the Notes, (c) the current cost of acquiring assets, and (d) such reserves as may be determined by the general partner to be reasonably necessary for the operation of the Partnership business. The Partnership Agreement provides that distributions of Cash Available For Distribution cannot be made unless at the fiscal quarter or fiscal year end, as applicable, the Company's net receivables as reflected on the Company's balance sheet for such fiscal quarter or fiscal year end immediately preceding the fiscal quarter in which the distribution is to be made exceeds 110% of the principal amount of Notes issued and outstanding. These distributions to partners will reduce the amount of future Installment Contracts that may be acquired and will reduce cash reserves available for future payments with respect to the Notes in the event that future cash flow from the Installment Contracts is insufficient to make Note payments.

    EXTENSIVE REGULATORY REQUIREMENTS. The Company's business is subject to extensive supervision and regulation under federal, state and local laws and regulations which, among other things, require the Company to obtain and maintain certain licenses and qualifications, limit interest rates, fees and other charges associated with the Installment Contracts purchased by the Company, require specified disclosures by Dealers to consumers and limit its right to repossess and sell collateral. An adverse change in, modification to or clarification of any of these laws or regulations, or judicial interpretations as to whether and in what manner such laws or regulations apply to Installment Contracts purchased or originated by the Company, could result in potential liability related to Installment Contracts previously purchased and could have a material adverse effect on the Company's financial condition and results of operations. In addition, due to the consumer-oriented nature of the industry in which the Company operates and uncertainties with respect to the application of various laws and regulations in certain circumstances, industry participants frequently are named as defendants in litigation involving alleged violations of federal and state consumer lending or other similar laws and regulations.

    The Company is subject to numerous federal laws, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and the rules and regulations promulgated thereunder, and certain rules of the Federal Trade Commission ("FTC"). These laws require the Company to provide certain disclosures to loan applicants, prohibit misleading advertising and protect against discriminatory financing or unfair credit practices. The Truth in Lending Act and Regulation Z promulgated thereunder require disclosure of, among other things, the terms of repayment, the final maturity, the amount financed, the total finance charge and the annual percentage rate charged on each retail installment contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants (including retail installment contract obligors) on the basis of race, color, sex, age or marital status. Under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and must advise consumers whose credit applications are not approved of the reasons for the objection. The Fair Credit Reporting Act requires the Company to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. The rules of the FTC limit the types of property a creditor may accept as collateral to secure a consumer loan and its holder in due course rules provide for the preservation of the consumer's claim and defenses when a consumer obligation is assigned to a subject holder. With respect to used vehicles specifically, the FTC's Rules on Sale of Used Vehicles requires that all sellers of used vehicles prepare, complete and display a Buyer's Guide which explains any applicable warranty coverage for such vehicles. The Credit Practices Rules of the FTC impose additional restrictions on loan provisions and credit practices.

    Several states and the federal government have enacted "lemon laws" and similar statutes concerning protections for purchasers of automobiles. The application of these statutes may give rise to a claim or defense by an obligor against a Dealer from or through whom such obligor purchased such vehicle.
These statutes apply to Installment Contracts purchased by the Company as well as to Installment Contracts originated by the Company in connection with the sale of used vehicles. The Company may be required to cancel Installment Contracts with an obligor who successfully asserts such a claim or defense, and while the Company would have a claim against the Dealer if the subject Installment Contracts had been purchased by the Company, there can be no assurance that the Company will be made whole in every case in which the obligor successfully asserts such rights. The number and amounts of Installment Contracts with respect to which obligors have asserted such claims or defenses have been immaterial. Any adverse change in these laws or regulations, or in the judicial or administrative interpretations thereof, could have a material adverse effect on the business of the Company.

    ABSENCE OF PUBLIC MARKET FOR THE NOTES AND LIMITED TRANSFERABILITY OF THE NOTES. There is no established trading market for the Notes. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Noteholders have no right to cause the Company to redeem, repurchase or prepay their Notes. In addition, the Notes are subject to certain restrictions on their transfer. Accordingly, Noteholders will not be able to liquidate their investment in the Notes in the event of an emergency or for any other reason and the Notes will not be readily accepted as collateral for loans. The Notes should be purchased only by persons who have no need for liquidity in their investment. See "Transferability of Notes."

    LIMITED SOURCES FOR REPAYMENT OF THE NOTES. There is no sinking fund for repayment of the Notes. Generally, the Company expects to use proceeds of the Installment Contracts not used for operating expenses for the purchase of additional Installment Contracts, to the extent Installment Contracts are available on terms acceptable to the Company. As a result, in order to repay the Notes at maturity, the Company will be obligated to refinance the Notes, sell the Installment Contracts, incur additional debt, obtain additional equity investments or engage in some combination of the foregoing. The Company has no commitments from any source to fund the repayment of the Notes, and there is no assurance that the Company will be successful in obtaining the funds necessary for repayment of the Notes on terms acceptable to the Company or at all. If sufficient funds are not available from any of such sources, the Company may be unable to repay all or part of the interest or principal on the Notes.

    PREPAYMENT. The Notes may be prepaid, at the option of the Company, in whole or in part, at any time without any prepayment premium or penalty. A Noteholder whose Note is prepaid may not have the ability to locate a suitable replacement investment in anticipation of prepayment. In addition, if the Notes are prepaid, by refinancing or otherwise, because of a decrease in interest rates generally, a Noteholder may not be able to reinvest the proceeds of the Note at the same effective yield.

    NO RATING.  The Notes will not be rated by any rating agency.

    NO AMORTIZATION. The Notes do not provide for the amortization of any of the principal amount prior to maturity. Accordingly, the Notes involve greater risk than similar, fully amortizing debt instruments.

    NO INTEREST IN THE COMPANY. A Noteholder will not acquire or obtain any partnership or other equity interest in the Company by a purchase of Notes. Noteholders have no ability to vote on Company matters or to otherwise influence management of the Company.

    SIZE OF OFFERING. In the event the Company sells less than the $15,000,000 aggregate principal amount of Notes offered hereby, there will be a smaller portfolio of Installment Contracts as collateral, Noteholders will bear a higher proportionate share of organizational and issuance costs thereby reducing the net proceeds available for purchase of Installment Contracts, and Noteholders may have an increased risk of loss. See "Uses of Proceeds."

                                   USE OF PROCEEDS

    The following table sets forth the estimated application by the Company of the anticipated proceeds of the sale of Notes.


                                                    MINIMUM                       MAXIMUM
                                                    -------                       -------
                                                 ($1,000,000)                  ($15,000,000)

Use of Proceeds
---------------
                                               Amount       Percent          Amount       Percent
                                            ----------     -------       -----------     -------
Purchase of Installment Contracts           $  645,000      64.5%        $12,525,000      81.5%
Estimated Initial Expenses Related to
  Purchase of Installment Contracts(1)          30,000       3.0%            450,000       3.0%
Sales Commissions and
 Concession(2)                                  75,000       7.5%          1,125,000       7.5%
Due Diligence Reimbursement and
  Non-Accountable Expense
  Allowance(3)                                  10,000       1.0%            150,000       1.0%
Investment Banking and Marketing
  Fee(4)                                        40,000       4.0%            600,000       4.0%
Other Offering Expenses(5)                     200,000      20.0%            300,000       2.0%

Total Use of Proceeds                       $1,000,000       100%        $15,000,000       100%
                                            ----------    -------        -----------    -------
                                            ----------    -------        -----------    -------


(1) Until the Company generates cash flow in excess of operating expenses including interest payments due under the Notes, offering proceeds may be used to pay certain operating expenses.

(2) The Company will pay the participating dealers a selling commission of up to 7.5% of the sale price for each Note sold. See "Plan of Distribution."

(3) Includes reimbursement for actual due diligence expenses which may be paid to the participating dealers in an amount of up to .5% of the principal amount of each Note and payments which may be made to participating dealers by the Company as a non-accountable expense allowance not to exceed .5% of the principal amount of each Note. See "Plan of Distribution."

(4) An investment banking and marketing fee will be paid to Banc Services Corporation for services including advising the Company with respect to this Offering.

(5) Includes legal, accounting, printing, registration and qualification fees, and trustee and escrow fees and other offering costs.

    Prior to the purchase of Installment Contracts net proceeds not otherwise expended as described above will be invested in short term, interest-bearing securities.

    To the extent the maximum amount of proceeds is not raised the Company intends to prioritize the use of proceeds first through the payment of all expenses, reimbursements and commissions related to this Offering, and then to the purchase (and payment of expenses associated therewith) of Installment Contracts.

Up to 50% of net proceeds (not to exceed $2.5 million) will be applied to the purchase of Installment Contracts from Sentinel Acceptance. The discount of the purchase price from the principal and interest of the Installment Contracts purchased will be approximately 45%. See "Business - Purchase of Installment Contracts," and "Risk Factors - Conflicts of Interest."

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    As of the date of this Prospectus, the Company has had no operating history. The net proceeds of the sale of the Notes will be employed to purchase the Installment Contracts. While the Notes remain outstanding, the Company will not engage in any business other than the purchase, collection and servicing of the Installment Contracts (including repossession and resale of the vehicle collateral).

    The Company's use of the net collection proceeds from the Installment Contracts will be restricted to payments on the Notes and to payments of expenses and purchases of additional Installment Contracts. At such time as the Company's net receivables exceed 110% of the principal amount of the Notes then outstanding the Company's partnership agreement permits distributions to the Company's partners. See "Certain Transactions - Partnership Distributions."

CAPITAL RESOURCES AND LIQUIDITY.

    The Company's primary sources of funds for repayment of the Notes will be proceeds from the Installment Contracts and any income on the reinvestment of such proceeds. The Company does not have, nor is it expected to have in the future, any significant source of capital for payment of the Notes and the expenses incurred by it other than proceeds from the Installment Contracts and any income from reinvestment of such proceeds. Payment of the principal or interest on the Notes is not guaranteed by any other person or entity. Nevertheless, management of the Company believes that the Company will realize sufficient proceeds from the foregoing sources to pay all installments of interest when due on the Notes. In order to repay the Notes at maturity, the Company will be obligated to refinance the Notes, sell the Installment Contracts, incur additional debt, obtain additional equity investments or engage in some combination of the foregoing. The Company has no commitments from any source to fund the repayment of the Notes and there is no assurance that the Company will be successful in offering the funds necessary for repayment of the Notes on terms acceptable to the Company or at all. If sufficient funds are not available from any of such sources, the Company may be unable to repay all or part of the principal on the Notes.

                                       BUSINESS

INTRODUCTION

    The Company is a newly formed single purpose entity organized to engage in the purchase, collection and service of Installment Contracts originated principally by independent Dealers who sell used automobiles and light duty trucks to Non-prime Consumers.

THE AUTOMOTIVE FINANCE INDUSTRY

    INDUSTRY CHARACTERISTICS AND TRENDS. The automobile financing industry estimated by analysts at $400 billion in 1996 is the second largest consumer debt market nationwide. The industry originated in the early part of this century when automobile manufacturers created financing subsidiaries in response to the hesitancy of banks to enter the new and potentially risky market of providing credit to consumers to purchase mass produced automobiles. Banks eventually competed with these captive subsidiaries, and in the deregulated environment of the early 1980s, savings and loans also entered the market. Financing subsidiaries and Banks did not completely service the market, however, as the captive subsidiaries focused on stimulating demand for the manufacturers' new vehicles, and depositary institutions were generally positioned to serve low-risk borrowers without the necessary collection efforts and charge-offs associated with higher risk, Non-prime Consumers. Financing sources for Non-prime Consumers were further restricted during the tightening credit standards imposed by the late 1980s de-regulation of the banking industry and the almost simultaneous decline in the earnings of automobile manufacturers resulting in lower credit ratings and higher cost of capital for their captive subsidiaries.

    The Company believes that purchasers of automobiles are more frequently considering used rather than new automobiles to satisfy their transportation needs. Increases in the average useful life of automobiles, the number of late-model used automobiles and the number of late-model used automobiles available for sale (including those coming off-lease and former rental cars), have led industry analysts to believe that the market for retail sales of used automobiles will expand further.

    THE NON-PRIME MARKET. The Non-prime Consumer credit segment of the automotive finance market is comprised of individuals who are unable to obtain traditional financing through traditional sources such as a bank or a captive finance company due to either incomplete or imperfect credit histories. The Company believes that the Non-prime Consumer portion of the automotive finance market is between $60 billion and $75 billion.

    Despite the opportunities perceived by the Company in the Non-prime
Consumer market, many traditional financing sources, such as banks, savings and loans, credit unions, captive finance companies and leasing companies do not consistently provide financing to, or have from time to time withdrawn from, this market. The Company believes that market conditions, increased regulatory oversight and capital requirements imposed by governmental agencies have limited the activities of many banks and savings and loans in this market. In addition, the Company believes that captive finance arms of major automotive manufacturers focus their marketing efforts on this segment when inventory control and/or production scheduling requirements of their parent organizations dictate a need to focus on this market, and then exit the market once these sale volumes are satisfied. Moreover, the focus of these captive finance companies remains on new car financing. Further, many financial organizations electing to remain in the automotive finance business have migrated toward higher credit quality customers to reduce their processing and collection costs. As a result of these conditions, the Non-prime Consumer automotive finance market is highly fragmented, and primarily serviced by smaller finance organizations that solicit business when and as their capital resources permit. Due to such a lack of a major, consistent financing source, a number of competitors, including well capitalized public companies, have entered this market in recent years. See "Business--Competition."

    While financing sources for the Non-prime Consumer market were eroding in the 1980s, the demand for non-prime used automobile financing increased.
Dealers shifting to the used car market found themselves lacking the means as well as the training, time and financial skills to operate a financing operation. Furthermore, the Dealers' incentive to sell a vehicle at the highest price is directly at odds with a financing entity's desire to maximize the potential for loan repayment. Growth, if any, could be the result of several primary market stimuli, including aggressive marketing by non-prime lenders, larger numbers of automobiles subject to expiring leases, longer vehicle life, growing inability of consumers to afford new vehicles, and Dealers' preference for the relatively high margins realized on used vehicles. Because the automobile finance industry is heavily dependent on the sale of used automobiles, its business is seasonal. Sales are strongest in the second quarter when consumers receive tax returns, and weakest during the winter holidays as consumers are spending their disposable income on gifts. New vehicle sales are strong during the end of the model year when dealers offer close-out prices.

    Captive subsidiaries of automobile manufacturers control only approximately 5% of the Non-prime Consumer market. However, the participation of the captive subsidiaries in the market is cyclical and has recently been expanding. While independent financing entities dominate the remaining portion of the Non-prime Consumer market, the industry is highly fragmented. The biggest participant had less than a 1.5% market share in 1994. The 15 publicly traded Non-prime Consumer companies in 1995 represented approximately 25% of Non-prime Consumer originations in the last quarter of the year. The fragmentation of the industry is partially a result of the participants' focusing on that portion of the market that matches their different strategies to minimize risk for maximum return. The participants offer various combinations of credit focus, underwriting criteria, point of sale (franchised or independent dealers) and type of financing (including leasing).

    Industry analysts report that most Non-prime Consumer lenders purchase automobile installment sale contracts through agreements with Dealers or other lenders without direct contact with the borrower. The terms of contracts purchased range from one to five years and average up to approximately 36 months. Annual interest rates on the installment contracts range from 15% to 35% and average approximately 22%. Most Non-prime Consumer lenders service the contracts they purchase.

    As competition among Non-prime Consumer lenders increases, Dealers are gaining bargaining power within the industry. Most Dealers have relationships with at least five Non-prime Consumer lenders, permitting them to offer credit applications to various companies to find the most rapid and profitable acceptance. Therefore, successful lenders or their originators must have close relationships with Dealers and provide prompt and consistent approval of applications. The larger publicly held lenders have relationships with more than half of these 10,000 Dealers. Additionally, relationships with franchised Dealers as opposed to independent Dealers are important because franchised Dealers are larger, tend to attract consumers who believe that they can afford a new car but choose a used car due to perceived value, and attract higher quality operators who meet the franchisor's criteria. In this environment, skilled personnel with experience in the industry are critical to maintain relationships that discourage adverse credit selection, to evaluate Dealer integrity, to properly price loans based on risks assumed and to ensure adequacy of loss reserves. See "Risk Factors - Limited Assets and Operating History."

    CONSUMER CREDIT CHARACTERISTICS. The Company believes that gradations exist with respect to the credit profiles of customers of automobile financing according to the following generalized criteria:

    - An "A" credit consumer is a Prime Consumer who has a long credit history with no defaults, has been employed in the same job for a period of at least 18 months, and can easily finance a new car purchase through a bank, a captive finance subsidiary of an automobile manufacturer or an independent finance company that focuses on Prime Consumer credit.

    - A "B" credit consumer is a Non-prime Consumer who may have had some slight credit problems in his or her past or may not have been employed at his or her current job for 18 months. To finance a new or late-model used car, the "B" credit borrower may not qualify for a loan from a captive finance subsidiary, but may have success borrowing from a bank and can access credit through an independent finance company.

    - A "C" credit consumer is a Non-prime Consumer who may have an inconsistent employment record or more significant or unresolved problems with credit in the past. To finance a late-model or older used car purchase, this borrower will generally not be able to obtain a loan from a captive finance subsidiary or a bank, and will have to access an independent finance company that lends into this market category.

    - A "D" credit consumer is a Non-prime Consumer who has an unfavorable employment history and serious credit problems, such as a personal bankruptcy. This borrower's only choice is to finance his or her used car purchase through an independent finance company that is active in this market segment.

    While such gradations are by nature inexact, the Company will primarily target Non-prime Consumers who fall into the "B" and "C" categories, except for certain Installment Contracts purchased from Sentinel Acceptance which may include seasonal performing "C" and "D" financing paper. See "Risk Factors-Conflicts of Interest," and "Business--Portfolio Acquisitions."

    The default rates during the life of non-prime credits range from 5% to 40%. Finance companies that acquire non-prime credits require higher yields to compensate for the risks of default and collection expenses assumed.

    The Company believes that low-grade finance paper can be re-sold to other finance organizations at a higher grade after the consumer has made regular payments for at least six months.

BUSINESS STRATEGY

    The Company intends to supply additional capital to the Non-prime Consumer market. Through its personal relationships it has negotiated non-exclusive oral purchase arrangements with multiple originators, including independent financing companies and, to a lesser extent, individual Dealers. The Company intends to negotiate written arrangements with originators upon completion of this Offering which are competitive while protecting the Company against the risk of default under the Installment Contracts to the extent possible.

PURCHASE OF INSTALLMENT CONTRACTS

    Management of the Company has worked with various originators in the past, and, the Company has also established two specific relationships, first with an established originator of B and C credits in the Northeast, and second, with a network of 140 automobile dealerships.

    RISK MANAGEMENT. The Company intends to manage the default risks posed by its Non-prime Consumer financing through the structure of the transaction and the subsequent servicing, and collection procedures, for example:

- establishment of an allowance for losses on the date of purchase of 10% to 15% on all Installment Contracts, in addition to the purchase discount
-   dealer approval process
- policies and procedures for all credit approval, servicing and collection procedures
- agreements with qualified third parties to handle all repossessions and remarketing

    DEALER APPROVAL CRITERIA. No credit applications will be accepted from any Dealer that has not been approved by the Company. Approval will generally be granted to automobile dealers who meet the following criteria:

    - An effective net worth of $100,000 (exclusive of goodwill or other intangible assets), or a parent or affiliate which meets the net worth criterion and guarantees the performance of the obligation of the automobile dealer under the purchase agreements, replacement guarantees or other forms of dealer recourse.

    - A minimum of three years of successful operation as an automobile dealer, as evidenced by financial statements or prior tax returns. (Unless the owner of the Dealer has substantial personal net worth, and provides a personal guarantee).

    -    Possess acceptable accounts payable history.

    - Experienced contract loss rates during the immediately preceding year acceptable to the Company.

    -    Possess acceptable personal credit history (owner and spouse).

    -    Possess acceptable floor plan references (if applicable).

    -    Verifiable banking references.

    -    Possess acceptable mortgage or landlord references.

    -    Satisfactory onsite premises inspection.

    -    Possess a current DMV automobile dealer license.

    - Is able to obtain signed inter-creditor agreements from various lenders in order to provide the Company UCC security interest in financed collateral.

    CERTAIN CONTRACT PURCHASE CRITERIA. The Company will endeavor to purchase Installment Contracts at substantial discounts to their aggregate remaining unpaid principal balances and at prices which are below the average wholesale value of the Financed Vehicles. In addition, the Company will seek to obtain Installment Contracts whose maturities are less than the remaining useful lives of the Financed Vehicles and which require substantial down payments. The Company anticipates purchasing Installment Contracts on a "package" basis involving several Installment Contacts at one time.

    With respect to the credit information to be supplied by borrowers on the Installment Contracts, the Company has established certain credit criteria to be satisfied by each borrower. The Company primarily targets Non-prime Consumers who are "B" or "C" credit consumers. The Company's review will generally take into account such matters as the individual's stability of residence, employment history, bank information, credit history, income, discretionary income, ability to pay, and debt ratio. In order to satisfy these criteria, a borrower, among other things, must be able to provide verifiable personal references, must have a valid driver's license issued by his state of residence, must have been a resident of such state for a minimum of six months, and must be at least 18 years of age and have no co-signors on the Installment Contract except immediate family members. In order to verify the foregoing information, the Company will be required to obtain from the Dealer a copy of the credit application executed by the borrower which contains the necessary information, to verify by telephone or otherwise the borrower's addresses, employment and personal references and to obtain a credit report from a credit reporting agency or from the Dealer.

    Although borrowers under the Installment Contracts are anticipated to be somewhat less creditworthy than typical purchasers of automobiles from new car dealers, the Company has established certain general criteria to be used as a guide to purchasing Installment Contracts. These criteria are as indicated below; however, at the discretion of the Company actual purchase of packages and individual Installment Contracts may vary substantially from this guide:
(i) the Company expects the purchase discount will generally range between 5% and 25% depending on the creditworthiness of each individual buyer and the Dealer, and the overall credit quality of the package of Installment Contracts purchased; (ii) Installment Contracts will usually have an original term of 48 months or less; (iii) at least one payment will have been made by the borrower on the Installment Contract; (iv) the age of each Financed Vehicle may not exceed those listed in the appropriate National Auto Research Market Guides, which are modified periodically; (v) the borrowers on the Installment Contracts are required to make a down payment in cash plus net trade-in allowance of 10-25% of the purchase price of the Financed Vehicles; (vi) the interest rate on the Installment Contracts will not violate any applicable usury laws; and (vii) no Installment Contract may be more than one installment in arrears at the time of the purchase.

    PORTFOLIO ACQUISITIONS. The Company intends to use up to 50% of the net proceeds of this Offering (not to exceed $2.5 million) to purchase Installment Contracts from Sentinel Acceptance. The Company will purchase the contracts at a discount of approximately 45% from the amount of principal and interest. The Installment Contracts purchased from Sentinel Acceptance will generally consist of seasonal performing "C" and "D" financing paper. The terms of the purchase were not determined on an arms-length basis and a valuation opinion was not obtained by the Company. Management believes that the terms of the purchase are substantially similar to the terms that would be acceptable to an unaffiliated third party purchasing the Installment Contracts.

    The Company may also acquire other existing Installment Contract portfolios for investment. These portfolio acquisitions would normally be in the range of $50,000 to $5 million. The Sentinel

Acceptance portfolio purchase and any other portfolio acquisition by the Company will involve a thorough financial and documentary review including the following:

    - All Installment Contracts contained in each portfolio under consideration for acquisition will be reviewed for completeness and accuracy of documentation.

    -    All payment histories will be reviewed and verified.

    - Underlying vehicles will be evaluated and the purchase prices will be verified.

    -    Audits will be performed on each portfolio acquisition by the Company.

    - Uniform Commercial Code lien searches will be performed on all Installment Contracts acquired. All third party liens will be required to be removed prior to or upon the Company's acquisition of the portfolio.

    Upon satisfactory completion of the above procedures, the portfolio may be purchased. The Company may require additional personal and/or corporate guarantees from the vendor of the portfolio. In some cases, the Company may require that the Installment Contracts and underlying vehicles be purchased with full recourse to the sellers of the portfolio should any underlying Installment Contract obligor default.

OPERATING EXPENSES

    In addition to interest on the Notes, the Company believes that its expenses will include but are not limited to expenses and fees for Installment Contract servicing, custodian fees, purchase and administration fees, trustees' fees, bank fees and charges, legal fees, title and transfer fees, account fees, Installment Contract purchase fees, insurance, repossession, repair and liquidation expenses, enforcement of Dealer Installment Contract replacement guarantees and/or other Dealer recourse arrangements, federal, state and local taxes, out-of-pocket expenses incurred in connection with any resale of Installment Contracts and other general and administrative expenses. Sentinel Acceptance will provide management and administrative services to the Company. The fees for such services consist of the following:

    -    One time boarding fee             $10.00     per Installment Contract
    -    Monthly service fee               $15.00     per Installment Contract
    -    One time administrative fee      $100.00     per Installment Contract
    -    One time marketing fee           $150.00     per Installment Contract


SERVICING

    Sentinel Acceptance, (the "Servicer") will undertake the collection process for all accounts 45 days contractually delinquent, and subsequently undertake all repossession functions. The Servicer will service all Installment Contracts purchased with the proceeds of this Offering. The Company's servicing activities include (i) monitoring Installment Contracts and collateral, (ii) accounting for and posting all payments received, (iii) responding to customer inquiries, (iv) taking all action to maintain the security interest granted in the Financed Vehicle, (v) investigating delinquencies and communicating with the borrowers to obtain timely payment, (vi) pursuing deficiencies in Installment Contracts, and (vii) when necessary, contracting with third parties to repossess and dispose of Financed Vehicles.

    At the time of a purchase of a Financed Vehicle, the automobile dealer which is selling the Installment Contract to the Company notifies the purchaser that the Installment Contract will be acquired by the Company and directs the purchaser to make payments to the Company. The Servicer mails to the Financed Vehicle owner a welcome letter and coupon book advising the owner of the purchase of the Installment Contract and where and how to make payments. The Servicer will also undertake the collection process for all accounts five days contractually delinquent, and subsequently all repossession functions. The Servicer will receive copies of all Installment Contracts purchased with the proceeds of this Offering.

    The servicing and collection activities incorporate numerous pro-active procedures and systems to minimize Installment Contract losses. For example, the customer will be informed of their responsibilities and obligations with respect to the Installment Contract upon the purchase of the Installment Contract by the Company, the necessity of paying on time and of maintaining insurance coverage, and the related benefits of building a stronger credit background for future purchases. The customer will also be informed of the Company's delinquency and repossession policies. The Servicer will utilize monthly billing statements to bill customers for their monthly payment obligations. If an account becomes delinquent by more than 5 days, a computer generated notice will be sent to the borrower. If there is no response by the 10th day of delinquency, another computer generated notice will be sent to the borrower. On the 15th day of delinquency, this account will be assigned to the asset management group of the Servicer, which initiates the collection process by phone and follows the account to conclusion.

    The Company's repossession policy will be administered on a case-by-case basis. For example if a customer's payment is delinquent, the Company's policy is to work with the customer to permit the customer to keep the Financed Vehicle, while a suitable solution to the delinquency problem can be arranged between the customer and the Servicer. However, should a customer become seriously delinquent or be dealing in bad faith, the Company will repossess the customer's Financed Vehicle. Repossessions will be handled by independent repossession firms engaged by the Servicer. It is presently anticipated that repossessed vehicles will generally be resold by the Servicer through wholesale automobile networks or auctions which are attended principally by Dealers or through an established network of Dealers who will sell repossessed vehicles for the Servicer on a retail basis.

COMPETITION

    The Non-prime Consumer credit market consists of many national, regional and local competitors with various strategies to approach industry risks. Although fragmented, the market is becoming increasingly competitive due to its profitability and relative ease of entry. In the past years, a number of companies have completed initial public offerings of common stock, the proceeds from which were used, at least in part, to fund expansion and support increased purchases of Installment Contracts. Existing and potential competitors include well-established financial institutions, such as banks, savings and loans, small loan companies, leasing companies and captive finance companies owned by automobile manufacturers and others. Many of these financial organizations do not consistently solicit business in the Non-prime Consumer credit market. The Company believes that captive finance companies generally focus on new car financing, and direct their marketing efforts to the Non-prime Consumer market only when inventory control and/or production scheduling requirements of their parent organizations dictate a need to enhance sales volumes and then exit the market once such sales volumes are satisfied. Increased regulatory oversight and capital requirements imposed by market conditions and governmental agencies have limited the activities of many banks and savings and loans in the Non-prime Consumer credit market. In many cases, those organizations electing to remain in the automobile finance business have migrated toward higher credit quality customers to allow reductions in their overhead cost structures. As a result, the Non-prime Consumer credit market is primarily serviced by smaller finance organizations that solicit business when and as their capital resources permit. Like the Company, several of its competitors specifically target "B" and "C" credit borrowers. Industry sources indicate that no one competitor or group of competitors has a dominant presence in the Non-prime Consumer market segment of "B" and "C" credit consumers to be targeted by the Company. The Company's strategy is designed to leverage management's relationships with originators to capitalize on the fragmentation in this market. Some industry analysts expect competition to continue to increase in the industry as Non-prime Consumer borrowers become more conscious of financing alternatives such as direct Non-prime Consumer lenders and seek more favorable loan terms or leases.

REGULATION

    The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations. The states in which the Company does business govern the Company's operations. Most states in which the Company purchases Installment Contracts limit the interest rate, fees and other charges that may be imposed by, or prescribe certain other terms of, the Installment Contracts that the Company purchases. In addition, the Company is not currently required to be licensed or registered to conduct its finance operations in the majority of the states in which the Company currently purchases Installment Contracts. Several of these sates' laws subject the Company to periodic examination by state regulatory authorities. The state licenses are revocable for cause. The Company believes that it substantially complies with applicable regulations. In order for the Company to expand its operations into other states, it will be required to comply with the laws of such states. There can be no assurance that the Company can comply with the laws of these additional states or obtain appropriate licenses or permits.

    Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and servicers involved in automobile financing. Some of the federal laws and regulations include the Truth-in-Lending Act and Regulation Z promulgated thereunder, the Equal Credit Opportunity Act, the FTC, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulation B and Z and the Soldiers' and Sailors' Civil Relief Act.

    In addition, the FTC has adopted a holder-in-due-course rule which has the effect of subjecting persons that finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. With respect to used automobiles specifically, the FTC's Rules on Sale of Used Vehicles requires that all sellers of used automobiles prepare, complete and display a Buyer's Guide which explains the warranty coverage for such automobiles. The Credit Practices Rules of the FTC impose additional restrictions on sales contract provisions and credit practices.

    Certain states in which the Company operates have adopted motor vehicle retail installment sales acts or variations thereof. Oklahoma has adopted the Uniform Consumer Credit Code, subject to certain variations, and Texas has adopted the Texas Credit Code. These laws and similar laws in the other states in which the company purchases Installment Contracts regulate, among other things, the interest rate, fees and other charges and terms and conditions of motor vehicle retail installment loans. These laws also impose restrictions on consumer transactions and require disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply. The laws of certain states grant to the purchasers of vehicles certain rights of rescission under so-called "lemon laws." Under such statutes, purchasers of motor vehicles may be able to seek recoveries from, or assert defenses against, the Company.

    In the event of default by a borrower, the Company has all the remedies of a secured party under the Uniform Commercial Code ("UCC"), except where specifically limited by other state laws. See "Risk Factors - Security for Notes," and "Certain Legal Aspects of Installment Contracts."

    The Company believes that it is in substantial compliance with all applicable material laws and regulations. Additionally, the Company requires Dealers to warrant that they comply with all applicable credit and repossession laws and to indemnify the Company for any violation of such laws. Adverse changes in the laws or regulations could have a material adverse effect on the Company's business. Because the Company generally charges the highest finance charges permitted by law, reductions in statutory maximum rates could directly impair the Company's profitability.

FACILITIES

    The Company's executive offices are located at 210 North University Drive, Suite 800, Coral Springs, Florida 33071. This space is shared with Sentinel Acceptance under a five year lease for 3,725 square feet that expires in 2002. The Company has no obligations under the lease and pays no rent. Administration fees paid to Sentinel Acceptance include the use of the premises.

EMPLOYEES

    The Company will not employ any full time employees. Services will be provided to the Company by Sentinel.

LITIGATION

    The Company is not a party to any legal proceedings.

                  CERTAIN LEGAL ASPECTS OF THE INSTALLMENT CONTRACTS

GENERAL

    The Installment Contracts are "chattel paper" as defined in the UCC. Pursuant to the UCC, a security interest in chattel paper may be perfected by taking possession of the chattel paper or by the filing of a UCC financing statement with the Secretary of State of the state in which a corporate debtor's principal place of business is located, which in the case of the Company is the Secretary of State of Florida.

    Upon any purchase of Installment Contracts by the Company, the Installment Contracts and related title documents for the Financed Vehicles will be delivered to the Custodian (as defined) and will be physically marked to indicate the security interest therein of the Company. In addition, a UCC financing statement will be filed in the appropriate public office to perfect by filing the Company's security interest in the Installment Contracts and all proceeds therefrom.

SECURITY INTERESTS IN FINANCED VEHICLES

    Under the UCC as adopted in most states, retail installment sale contracts such as the Installment Contracts constitute security agreements for personal property and contain grants of security interests in the Financed Vehicles. Perfection of security interests in the Financed Vehicles is generally governed by the motor vehicle registration laws of the state in which such vehicle is located. In many states, a security interest in a Financed Vehicle is perfected by notation of the secured party's lien on the vehicle's certificate of title and registration of such lien with the appropriate state agency such as the department of motor vehicles. In other states, a security interest in a Financed Vehicle is perfected by filing a financing statement with the Secretary of State or other designated filing agency.

    Upon the purchase of the Installment Contracts, the originating Dealers will be required to assign the Installment Contracts (and the security interests arising thereunder in the Financed Vehicles) to the Company. The originating Dealers will also provide evidence that proper applications for certifications of title have been made to ensure that the Company will be named as the lienholder on the certificates of title relating to the Financed Vehicles or, in states where a filing is required, that proper financing statements have been filed to perfect the security interest of the Company in the Financed Vehicles.

    Under the laws of many states, liens for repairs performed on a Financed Vehicle and liens for certain unpaid taxes take priority over even a perfected security interest in a Financed Vehicle. The Internal Revenue Code of 1986, as amended, also grants priority to certain federal tax liens over the lien of a secured party. Certain state and federal laws permit the confiscation of Financed Vehicles under certain circumstances if used in unlawful activities, which may result in the loss of a secured party's perfected security interest in the confiscated Financed Vehicle. However, liens for repairs or taxes, or the confiscation of a Financed Vehicle, could arise or occur at any time during the term of an Installment Contract. No notice will be given to the Company in the event such a lien arises or confiscation occurs.

    If the owner of a Financed Vehicle relocates to another state, under the laws of most states, the perfected security interest in the Financed Vehicle would continue for four months after such relocation and thereafter, in most instances, until the owner re-registers the Financed Vehicle in such state. Almost all states generally require surrender of a certificate of title to re-register a titled Financed Vehicle in another state. Therefore, the Company must surrender possession if it holds the certificate of title to such Financed Vehicle, before the Financed Vehicle owner may effect the re-registration. In addition, the Company should receive, absent clerical error or fraud, notice of surrender of the certificate of title because the Company will be listed as a lienholder on its face. Accordingly, the Company will have notice and the opportunity to re-perfect its security interest in the Financed Vehicle in the state of relocation. If the Financed Vehicle owner moves to one of the few states which does not require surrender of a certificate of title for registration of a Financed Vehicle, re-registration could defeat perfection. In the ordinary course of servicing the Installment Contracts, the Company will take steps to effect such re-perfection upon receipt of notice of re-registration or other information from the borrower as to relocation. Similarly, when an borrower under an Installment Contract sells a Financed Vehicle, the Company must surrender possession of the certificate of title, or the Company will receive notice as a result of its lien noted thereon. Accordingly, the Company will have an opportunity to require satisfaction of the related Installment Contract before release of the lien.

REPOSSESSION

    In the event of default by a borrower under an Installment Contract, the holder of the Installment Contract has all the remedies of a secured party under the UCC. The UCC remedies of a secured party include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the borrower under an Installment Contract voluntarily surrenders a Financed Vehicle, self-help repossession, by an individual independent repossession specialist engaged by a subcontract servicer or the Company, is the method presently anticipated to be employed when a borrower defaults. Self-help repossession would not be used where the Company has other recourse rights, under a dealer agreement or otherwise, against the originating Dealer or some other party, in which case, the Company likely would exercise such right prior to effecting a repossession. Self-help repossession is accomplished by retaking possession of the Financed Vehicle. If the borrower objects or raises a defense to repossession, or if the applicable state law so requires, a court order must be obtained from the appropriate state court and the Financed Vehicle may only be repossessed in accordance with that order.

NOTICE OF SALE; REDEMPTION RIGHTS

    In the event of default by the borrower under an Installment Contract, some jurisdictions require that the borrower be notified of the default and be given a time period within which the borrower may cure the default prior to repossession. Generally, this right of reinstatement may be exercised on a limited number of occasions in any one-year period.

    In most jurisdictions, the UCC and other state laws require the secured party to provide the borrower with reasonable notice of the date, time and place of any public sale or the date after which any private sale of the collateral may be held. Unless the borrower waives his rights after default, the borrower has the right to redeem the collateral prior to actual sale by paying the secured party the unpaid installments due on the Installment Contract (less any required discount for prepayment) plus reasonable expenses for repossessing, holding and preparing the collateral for disposition and arranging for this sale, plus in some jurisdictions, reasonable attorneys' fees or, in some states, by payment of delinquent installments.

DEFICIENCY JUDGMENTS AND EXCESS PROCEEDS

    The Company will apply the proceeds of resale of the repossessed Financed Vehicles first to reimburse itself for its expenses of resale and repossession and then to the satisfaction of the obligations of the borrower on the Installment Contract. While some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the Installment Contract obligations, some states allow a deficiency judgment to be sought, subject to satisfaction of statutory procedural requirements by the secured party and certain limitations as to the initial sale price of the Financed Vehicle. Virtually all states limit or eliminate deficiency rights if the resale of the repossessed Financed Vehicle is not done in a commercially reasonable manner. A deficiency judgment is a personal judgment against the borrower for the difference between the amount of the obligations of the borrower and the net proceeds from resale. A defaulting borrower on an Installment Contract typically lacks capital or income following the repossession of the borrower's Financed Vehicle. Therefore, the Company may determine in its discretion that pursuit of a deficiency judgment is not an appropriate or economically viable remedy or may settle a judgment that it obtained.

    Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Company to repossess and resell the Financed Vehicle or enforce a deficiency judgment. In addition, courts have applied general equitable principles to secured parties seeking repossession or liquidation involving deficiency judgments. In the event that deficiency judgements are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in part, in bankruptcy proceedings, including bankruptcy proceedings under Chapter 13 of the Bankruptcy Reform Act of 1978, as amended, the loss will be borne by the Company and may adversely affect the ability of the Company to repay the Notes.

    Occasionally, after resale of a Financed Vehicle and payment of all expenses and obligations, there is a surplus of funds. In that case, certain state laws require the secured party to remit the surplus to any holder of a lien with respect to a Financed Vehicle, or, if no such lienholder exists, the UCC requires the secured party to remit the surplus to the former owner of the Financed Vehicle.

                                      MANAGEMENT

    SAC is the general partner of the Company. SAC is also the general partner of Sentinel Acceptance, a Florida limited partnership engaged in the commercial finance business. SAC was incorporated under the laws of Florida in 1995. The limited partners of Sentinel Acceptance are also the stockholders of SAC. Sentinel Acceptance is the sole limited partner of the Company. The financial statements of SAC as of the years ended December 31, 1995 and 1996 and for the three months ended March 31, 1997 are included elsewhere in this prospectus. Sentinel Acceptance provides certain management and administrative services to the Company. The Company's management therefore consists of the officers and directors of SAC and certain personnel of Sentinel Acceptance as follows:

NAME                         AGE          POSITION

Ivan Hoser                   53   President and Director of SAC

Melvin I. Gilbert            51   Executive Vice President and Director of SAC

Jonathon W. Hollandsworth    40   Senior Vice President of SAC

Tina Marie Asti              35   Chief Financial Officer of SAC

Jon M. Whitney               38   Senior Credit Analyst of Sentinel Acceptance

Murray Wolkove               38   Asset Management Administrator of Sentinel
                                  Acceptance

Kimberly Loeffler            31   Asset Management Office Supervisor of
                                  Sentinel Acceptance


    IVAN HOSER has been President of SAC since its incorporation. From May 1994 until May 1995, he took on the position of Broker Development Manager for GIC Leasing, Inc., a member of the Pegasus Network for Colonial Pacific Leasing, a subsidiary of Pitney Bowes. In 1990, he was appointed Executive Vice President of Devon Equipment Leasing, Inc., a subsidiary of a 30-year-old public company Colonial Commercial Corp. The subsidiary was a small-ticket consumer and commercial lender, specializing in automobile and equipment loans. From 1981 to 1990, Mr. Hoser was a consultant to the automobile and equipment leasing industries.

    MELVIN I. GILBERT has been the Executive Vice President and a Director of SAC since its incorporation in September 1995. Since March 1996, he has also been the Executive Vice President of CFC Investments, LLC a financial services company based in South San Francisco, California. From March 1993 until March 1996, he served as the Executive Vice President of TAI Financial Services, Inc., a Boca Raton, Florida based financial services company. Between 1992 and 1993, Mr. Gilbert was an independent business consultant.

    JONATHON W. HOLLANDSWORTH has been the Senior Vice President for SAC since October, 1996. Prior to joining SAC he had over twelve years experience with commercial banks, including holding various positions with Bank of America and Security Pacific Bank including division manager - consumer lending division, sales and marketing, department manager - portfolio risks, credit operations, and unit manager - quality control, consumer underwriting, loan processing.

    TINA MARIE ASTI became the Chief Financial Officer of SAC in June 1997. Prior to joining SAC, she was a controller with Ladbroke Corporation, a position she held since 1994. Between 1990 and 1994 she was employed by Ladbroke Corporation as an accounting manager.

    JON M. WHITNEY has been the Senior Credit Manager of Sentinel Acceptance since its inception. Prior to this position, Mr. Whitney was senior credit analyst for GIC Leasing between March 1994 and May 1995. Between 1990 and March 1994, he worked with Mr. Hoser as credit manager for Devon. Prior to that position, Mr. Whitney served as finance manager with the largest Porsche dealer in the U.S., situated in Ft. Lauderdale, Florida.

    MURRAY. A. WOLKOVE is the Asset Management Administrator of Sentinel Acceptance. Before joining SAC, he worked for three years in commercial collections for a Ft. Lauderdale based group. Between 1991 and 1993, he was regional manager for Lendco, a nationwide lessor of new and used cars dealing with franchise and used car dealers where he developed his region from inception to a network of over 200 dealers. Prior thereto, he was employed for eight years by Miller Leasing, an independent lessor in Ft. Lauderdale, Florida reaching the position of business manager with responsibility for handling the dealers and the funding process.

    KIMBERLY LOEFFLER has been the Asset Management Office Supervisor of Sentinel Acceptance since its inception. Prior to joining SAC, she was account and loan representative for Capital Bank for eleven years. Her responsibilities included preparation of loan documentation and closings.

INVOLVEMENT IN LEGAL PROCEEDINGS

    In October 1992, Mr. Hoser filed a petition under the Federal bankruptcy laws. In 1988, acting as a broker, he arranged a loan to start a new company. The lender, a personal friend of Mr. Hoser asked if he could be a consultant to the company and if he could be one of two signatories on the checking account of that Company. Six months later the checking account was reduced to a one signature account. Mr. Hoser was never employed by the company. The company failed in 1990 and ceased operations. Subsequently, Mr. Hoser was levied upon by the internal revenue service because without his knowledge, the company had not paid payroll taxes for almost two years and that as a signatory on the company's checking account, he was liable for the outstanding taxes. The levy and the subsequent garnishment caused Mr. Hoser and his wife to file personal bankruptcy, which was discharged in December 1992.

EXECUTIVE COMPENSATION

    The Company does not directly pay salaries to any individual or the General Partner.

                                 CERTAIN TRANSACTIONS

900 CAPITAL SERVICES, INC.

    Sentinel Acceptance has a $3,000,000 line of credit ("Line of Credit") with 900 Capital Services, Inc. ("900 Capital"), a stockholder of SAC, and a limited partner of Sentinel Acceptance and the

Company. Interest is payable on the daily outstanding balance at a rate of 15% per annum. Payments of interest are due on a monthly basis. Sentinel Acceptance must also pay a loan service fee on the Line of Credit equal to 1.25% per month on the outstanding principal balance. The Line of Credit is secured by all of the assets of Sentinel Acceptance. As of December 31, 1996, the outstanding principal balance on the Line of Credit was $1,884,000. Up to 50% of the net proceeds of this Offering (not to exceed $2.5 million) will be used to purchase Installment Contracts from Sentinel Acceptance. The discount from the principal and interest of the Installment Contracts purchased will be approximately 45%. Although an opinion on the value of the purchased Installment Contracts was not obtained, management believes that the terms of the purchase are substantially similar to the terms that are available from an unaffiliated third party in an arms-length transaction. The Company is advised that Sentinel Acceptance intends to use the proceeds from the sale of its Installment Contracts to repay the outstanding indebtedness owed to 900 Capital.

PARTNERSHIP DISTRIBUTIONS.

     Under the terms of the Company's Partnership Agreement, the partners of the Company are entitled to quarterly distributions from Cash Available for Distribution. Cash Available for Distribution means the remaining cash and other assets available for distribution to the partners after payment or satisfaction of the following: (a) all partnership liabilities for ordinary and necessary expenses then due and owing to the persons other than the partners,
(b) all payments currently due towards interest on the Notes, (c) the current cost of acquiring assets, and (d) such reserves as may be determined by the general partner to be reasonably necessary for the operation of the Company's business. The Partnership Agreement provides that distributions of Cash Available for Distribution cannot be made unless at the fiscal quarter or fiscal year end, as applicable, the Company's net receivables as reflected on the Company's balance sheet for such fiscal quarter or fiscal year end immediately preceding the fiscal quarter in which the distribution is to be made exceeds 110% of the principal amount of Notes issued and outstanding. These distributions to partners will reduce the amount of future Installment Contracts that may be acquired and will reduce cash reserves available for future payments with respect to the Notes in the event that future cash flow from the Installment Contracts is insufficient to make Note payments.

                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

    Set forth below is certain information as of the date of this Prospectus with respect to the beneficial ownership of the outstanding shares of the common stock of SAC, the general partner of the Company by (i) each beneficial owner of more than 5% of the common stock, (ii) each of SAC's directors and Named Officers, and (iii) all directors and Named Officers of the Company as a group. Because the Notes do not constitute and are not convertible into equity of SAC the percentage of ownership set forth below will not vary as a result of this Offering.



                                                                Percent of
                                                                ----------
Name of Beneficial Owner        Number of Shares (1)        Outstanding Shares
------------------------        --------------------        ------------------
Ivan Hoser                         3,333.333                     33.3%
210 North University Drive
Suite 800
Coral Springs, Florida 33071

Melvin I. Gilbert                  3,333.333                     33.3%
601 Gateway Boulevard
Suite 220
South San Francisco,
California 94080

900 Capital Services, Inc.         3,333.333                     33.3%
601 Gateway Boulevard
Suite 260
South San Francisco,
California 94080

Jon Whitney                            0                            0%

All directors and executive
officers as a group (2 persons)    6,666,666                     66.6%


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC" or "Commission") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                               DESCRIPTION OF THE NOTES

    The Notes are general obligations of the Company and will be issued pursuant to an Indenture of Trust, dated as of _________________, 1997 (the "Indenture") by and between the Company and Trustee. Set forth below is a summary of certain provisions of the Notes, Security Agreement, Custodian Agreement and Trust Indenture. A form of the Notes is attached hereto as Exhibit A, a form of the Security Agreement is attached hereto as Exhibit B, a form of the Custodian Agreement is attached hereto as Exhibit C and a form of the Indenture is attached hereto as Exhibit D. This summary is qualified in its entirety by the terms and conditions of such documents. Prospective Noteholders are encouraged to read these documents in their entirety. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL


    The Notes are secured general obligations of the Company, limited in aggregate principal amount to $15,000,000. The Notes are issuable only in fully registered form, without coupons, in denominations of $1,000 subject to a minimum purchase requirement of $2,000.

    The Notes will mature on _______, 2002. The Notes will bear interest at 12% per annum from the date of issuance, payable monthly on the 15th day of each month commencing on ________________ 1997, to the persons in whose names such Notes are registered at the close of business on the record date next preceding the interest payment date. Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. To the extent lawful, any installment of interest on the Notes which is not paid when due will accrue interest at the lesser of 18%, compounded quarterly, or the highest lawful rate of interest from the due date until paid.

    Principal of, and interest on the Notes will be payable, at the Company's office. At the option of the Company, payment of principal and interest may be made by check mailed to the Noteholders at the addresses set forth upon the registry books of the Company.

    There is no public market for the Notes and no market is expected to develop in the future. The Notes should be purchased only by persons who have no need for liquidity and can bear the economic risk of ownership for the entire term of the Notes.

REDEMPTION

    The Notes will be redeemable for cash at any time at the option of the Company, in whole or in part, upon not less than 30 days nor more than 60 days notice to each Noteholder at the redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption, without prepayment premium or penalty. Notice will be mailed to all Noteholders setting forth (i) the redemption date, (ii) the redemption price including the amount of accrued and unpaid interest to be paid upon such redemption, (iii) the name and address of the paying agent, (iv) a statement that the Notes must be delivered to the paying agent, and (v) a statement that interest on the Notes, or portion thereof being redeemed, ceases to accrue on and after the redemption date. In the case of notice to the holder of any Note to be redeemed in part, a new Note or Notes in principal amount equal to the unredeemed portion of such Note will be issued. In the event of partial redemption of the Notes, the Notes to be redeemed in whole or in part will be selected on a pro rata basis, or in such other manner as the Company deems appropriate and fair. The Notes may be redeemed in multiples of $1,000 only.

SECURITY

    The Notes are secured by a security interest granted to the Trustee (the "Security Interest") pursuant to the Security Agreement in and to all of the following (i) all Installment Contracts acquired with the proceeds of this Offering; (ii) all Installment Contracts acquired with net collection proceeds of Installment Contracts described in the foregoing clause (i) ("Replacement Contracts"); (iii) Financed Vehicles; and (iv) the funds held from time to time in the Master Account described below.

    The Company has established a "Master Account" at a financial institution into which all payments made on or with respect to the Installment Contracts will be deposited. The Servicer will be required under its Service Agreement to promptly remit payments collected by it to the Master Account, including any proceeds from resales of returned or repossessed Financed Vehicles, net of liquidation expenses, and any recoveries from insurance claims on Financed Vehicles. Although the funds in the Master Account will not be restricted in any way, the Company intends to cause the funds contained in the Master Account to be withdrawn or applied only for the following purposes: FIRST, to the payment of all Permitted Expenses (as defined herein) of the Company, including any amounts due to the Trustee for its fees and expenses; SECOND, to the payment of interest due on the outstanding Notes; THIRD, to the purchase of Replacement Contracts; and FOURTH, to the payment of Partnership Distributions (as defined herein). "Permitted Expenses" means operating expenses including servicing fees, custodian fees, trustee fees, bank fees and charges, legal fees, title and transfer fees, account fees, Installment Contract purchase fees, insurance, repossession, repair and liquidation expenses, enforcement of dealer recourse arrangements, federal, state and local taxes, out of pocket expenses incurred in connection with the resale of Installment Contracts and other general and administrative expenses. "Partnership Distributions" means distributions to the Company's partners in accordance with the Partnership Agreement. Under the terms of the Partnership Agreement, distributions of Cash Available for Distribution (as defined in the Partnership Agreement) may be made at the end of any fiscal quarter or fiscal year end provided however, that no Event of Default (as defined in the Indenture) is in effect and the Company's net receivables as set forth on the Company's balance sheet for such fiscal quarter or fiscal year end exceeds 110% of the principal amount of the Notes outstanding. See "Risk Factors - Partnership Distributions."

    The sole sources of payment of interest on the Notes will be cash flow generated by the Installment Contracts which are security for the Notes, capital contributions or loans from the Company's partners, or operational borrowings obtained from third party lenders. The sole sources of repayment of principal and accrued interest on the Notes at the end of their term will be a refinancing of the Notes, a sale of the Installment Contracts which are pledged as security for the Notes, any funds in the Master Account or loans or capital contributions from the Company's partners. The Company's partners and affiliates are under no obligation to make capital contributions or loans to the Company and there is no present intention or potential for any such loan or capital contribution. The Company has no commitment to obtain loans from third party lenders and there is no assurance that such loans could be obtained. If sufficient funds are not available from any of such sources, the Company may be unable to repay all or part of the interest or principal on the Notes.

CUSTODIAN AGREEMENT

    The Company has entered into a Custodian Agreement with ________________________ (the "Custodian"), pursuant to which the Custodian agrees to hold all original Installment Contracts and certain additional documents relating to the Installment Contracts for the benefit of the Trustee. Under the Custodian Agreement, the Custodian's duties are limited solely to receiving the Installment Contracts and related documents from the Company, keeping them as specified in the Custodian Agreement and releasing them to the Company upon receipt of an affidavit signed and sworn to by a duly authorized officer of the Company that (a) the Company has received or anticipates receiving within five (5) business days payment in full from the obligor under the Installment Contract, (b) the Company needs the Financed Vehicle title to repossess a Financed Vehicle after default on an Installment Contract, or any administrative event for which release for mailing to any state is required under statute, rule, regulation or practice such as change in the name of a Financed Vehicle owner due to marriage or divorce, change of address of a Financed Vehicle owner, or notation of a subordinate lien on the title. Upon a release of a Financed Vehicle title pursuant to the above, the Company or its agent shall promptly return the Financed Vehicle title to the Custodian upon receipt of the reissued Financed Vehicle title after the changes have been made by the appropriate state agency. Upon an Event of Default under the Notes or Security Agreement, the Custodian shall, upon request of the Trustee, promptly deliver to the Trustee all Collateral held by the Custodian.

    The Custodian Agreement provides that the Custodian may without investigation act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume without investigation the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume without investigation that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Custodian shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited under the Custodian Agreement, nor as to the identity, authority or right of any person executing the same; and the Custodian's duties under the Custodian Agreement shall be limited to the safekeeping of such agreements, monies, instruments or other documents received by it thereunder, and for the disposition of the same in accordance therewith.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) failure by the Company to pay any installment of interest on the Notes when the same becomes due and payable; (ii) the failure by the Company to pay all or any part of the principal on the Notes when and as the same becomes due and payable at maturity, upon redemption, by acceleration or otherwise; (iii) the failure of the Company to observe or perform any other covenant or agreement contained in the Notes, the Indenture, the Security Agreement or the Custodian Agreement and, subject to certain exceptions, the continuance of such failure for a period of 90 days after written notice is given to the Company by the Trustee or by the holders of at least a majority in aggregate principal amount of the Notes outstanding; and
(iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company.

    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes, the Security Agreement, the Custodian Agreement or the Indenture. If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the then outstanding Securities by notice to the Company and Trustee, may declare the unpaid principal of and any accrued interest on all outstanding Securities to be due and payable immediately, except that in the case of an Event of Default arising from an insolvency the Notes become due and payable immediately without any further action.

    The holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Note. The holders of not less than 75% of the principal amount of the then outstanding Notes may consent on behalf of the holders of all Notes to the postponement of any interest payment for a period not exceeding three years from its due date. This is an exception to the rights of each Noteholder provided under Section 316(b) of the Trust Indenture Act of 1939 ("TIA").

    The holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with any law or the Indenture, that is unduly prejudicial to the rights of other Noteholders, or that would involve the Trustee in personal liability. The Trustee may take any other action deemed proper which is not inconsistent with such direction.

    A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

    If required under the provisions of TIA Section 313(a), within 60 days after each December 31st beginning with the December 31st following the date of the Indenture, the Trustee shall provide to the Noteholders specified in TIA
Section 313 a brief report dated as of such December 31st that complies with TIA
Section 313(a). The Trustee also shall comply with TIA Section 313(b). A copy of each report at the time of its mailing to Noteholders shall be filed with the Commission.

    The Company is obligated to indemnify the Trustee against any loss or liability incurred by it, except to the extent arising from the Trustee's negligence or bad faith.

    The Trustee may resign by so notifying the Company. The holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company. The Company may remove the Trustee under certain circumstances involving the Trustee's inability or failure to perform, whereupon the Company must promptly appoint a successor Trustee.

                           FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of material federal income tax consequences of the purchase, ownership and disposition of the Notes. The following summary is intended as an explanatory discussion of the possible effects of certain federal income tax consequences to Noteholders generally, but does not purport to furnish information in the level of detail or with the attention to a Noteholder's specific tax circumstances that would be provided by a Noteholder's own tax advisor. For example, it does not discuss the tax treatment of Noteholders who are insurance companies, regulated investment companies or dealers in securities. In addition, the discussion regarding the Notes is limited to the federal income tax consequences of the initial Noteholders and not a purchaser in the secondary market. This summary is also generally limited to investors who will hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue

Code of 1986, as amended (the "Code"). Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service ("IRS") with respect to any of the federal income tax consequences discussed below. Thus, the IRS may disagree with all or a part of the discussion below.
 Prospective investors are urged to consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the Notes.

    The following summary is based upon current provisions of the Code, the Treasury regulations promulgated thereunder and judicial or ruling authority, all of which are subject to change, which change may be retroactive. There is a risk to Noteholders that the IRS may determine that the Notes are not debt, but equity for Federal income tax purposes. In that event, Noteholders would be deemed to be partners in the Partnership. The federal income tax consequences to Noteholders will vary significantly depending on whether they are treated as creditors of or deemed to be partners in the Partnership.

TAX CHARACTERIZATION OF THE COMPANY AS A PARTNERSHIP

    The Company's Partnership Agreement specifies that the Company will elect partnership classification in accordance with the Check-the-Box federal income tax regulations. As a result, Sentinel is intended to be treated as a partnership for federal income tax purposes. This treatment assumes that the terms of the Partnership Agreement, the Notes and related documents will be complied with, and that the Partnership and the Notes will not have certain characteristics necessary for a partnership to be classified as a publicly traded partnership, taxable as a corporation.

    If the Partnership were taxable as a corporation for federal income tax purposes, the Partnership would be subject to corporate income tax on its taxable income. The Partnership's taxable income would include all its income on the Installment Contracts, and would not be reduced by its interest expense on the Notes in the event that the Notes are not respected as debt for federal income tax purposes (see discussion in the following paragraph). Any such corporate income tax could materially reduce cash available to make payments on the Notes and lead to other potentially significant negative tax consequences for the Noteholders.

TAX CONSEQUENCES TO HOLDERS OF THE NOTES

    TREATMENT OF THE NOTES AS INDEBTEDNESS. The Company will agree, and the Noteholders will agree by their purchase of Notes, to treat the Notes as debt for federal, state and local income and franchise tax purposes. The discussion below assumes that the Notes will be classified as debt for federal income tax purposes.

    The discussion below assumes further that all payments on the Notes are denominated in U.S. dollars. Moreover, the discussion assumes that the interest formula for the Notes meets the requirements for "qualified stated interest" under Treasury regulations (the "OID regulations") relating to original issue discount ("OID"), and that any OID on the Notes (I.E., any excess of the principal amount of the Notes over their issue price) does not exceed a DE MINIMIS amount (I.E., 1/4% of their principal amount multiplied by the number of full years included in their term), all within the meaning of the OID regulations.

    INTEREST INCOME ON THE NOTES. Based on the above assumptions, except as discussed in the following paragraph, the Notes will not be considered issued with OID. The stated interest thereon will be taxable to a Noteholder as ordinary interest income when received or accrued in accordance with such Noteholder's method of tax accounting. Under the OID regulations, a holder of a Note issued with a DE MINIMIS amount of OID must include such OID in income, on a pro rata basis, as principal payments are made on the Note. A purchaser who buys a Note for more or less than its principal amount will generally be subject, respectively, to the premium amortization or market discount rules of the Code.

    SALE OR OTHER DISPOSITION. If a Noteholder sells a Note, the holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis in the Note. The adjusted tax basis of a Note to a particular Noteholder will equal the holder's cost for the Note, increased by any market discount, OID and gain previously included by such Noteholder in income with respect to the Note and decreased by the amount of bond premium (if any) previously amortized and by the amount of principal payments previously received by such Noteholder with respect to such Note. Any such gain or loss will be a capital gain or loss if the Note was held as a capital asset, except for gain representing accrued interest and accrued market discount not previously included in income. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

    FOREIGN HOLDERS. Interest payments made (or accrued) to a Noteholder who is a nonresident alien, foreign corporation or other non-United States person (a "foreign person") generally will be considered "portfolio interest", and generally will not be subject to United States federal income tax and withholding tax, if the interest is not effectively connected with the conduct of a trade or business within the United States by the foreign person and the foreign person (i) is not actually or constructively a "10 percent shareholder" of or a "controlled foreign corporation" related to the Company within the meaning of the Code and (ii) fulfills certain certification requirements. Under such requirements, the beneficial owner of the Notes must certify, under penalty of perjury, on Form W-8 or a similar form, that it is not a "United States person" and must provide its name and address. For this purpose, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is includable in gross income for United States federal income tax purposes, regardless of its source. If a
Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide the relevant signed statement to the withholding agent; in that case, however, the signed statement must be accompanied by a Form W-8 or substitute form provided by the foreign person that owns the Note. If such interest is not portfolio interest, then it will be subject to United States federal income and withholding tax at a rate of 30 percent, unless reduced or eliminated pursuant to an applicable tax treaty.

    Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a Note by a foreign person will be exempt from United States federal income and withholding tax, provided that (i) such gain is not effectively connected with the conduct of a trade or business in the United States by the foreign person and (ii) in the case of an individual foreign person, the foreign person is not present in the United States for 183 or more aggregate days in the taxable year or in the year being tested plus 1/3rd of the number of such days in the prior year and 1/6th of the number of days in the year prior to that.

    BACKUP WITHHOLDING. Each Noteholder (other than an exempt holder such as a corporation, tax exempt organization, qualified pension and profit sharing trust, individual retirement account or nonresident alien who provides certification as to status as a nonresident) will be required to provide, under penalties of perjury, a certificate containing the holder's name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt Noteholder fail to provide the required certification, the Partnership will be required to withhold 31 percent of the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder's federal income tax liability.
Noteholders should consult with their tax advisors as to their eligibility for exemption from backup withholding and the procedure for obtaining the exemption.

    POSSIBLE ALTERNATIVE TREATMENT OF THE NOTES. If the IRS successfully asserted that the Notes did not represent debt for federal income tax purposes, the Notes might be treated as equity interests in the Partnership. If so treated, the Partnership might be taxable as a publicly traded partnership that would be taxable as a corporation for federal income tax purposes. Treatment of the Notes as equity interests in such a publicly traded partnership could have adverse tax consequences to the Partnership and the Noteholders. For example, interest paid with respect to the Notes would be treated as dividends and would not be deductible by the Company. The resulting increase in the Company's taxable income could increase the Company's tax burden and correspondingly reduce the cash available to the Company for payments of interest and principal on the Notes.

    The determination whether the Notes will be treated as debt or equity would be based upon all the facts and circumstances. Courts and commentators have offered a number of criteria by which to judge the true nature of an investment which is in form a debt: (1) whether there is an unconditional promise on the part of the issuer to pay a sum certain on demand or at a fixed maturity date that is in the reasonably foreseeable future; (2) whether holders of the instruments possess the right to enforce the payment of principal and interest;
(3) whether the rights of the holders of the instruments are subordinate to rights of general creditors; (4) whether the instruments give the holders the right to participate in the management of the issuer; (5) whether the issuer is thinly capitalized; (6) whether there is identity between holders of the instrument and stockholders of the issuer; (7) the label placed upon the instruments by the parties; and (8) whether the instruments are intended to be treated as debt or equity for non-tax purposes.

    Based on the foregoing factors, the Notes should be treated as debt for Federal income tax purposes. However, given the Partnership's limited initial equity capital, there can be no assurances given that the IRS will not attempt to treat the Notes as equity for Federal income tax purposes.

    PARTNERSHIP TAXATION AND TERMINATION. As a partnership, the Company will not be subject to Federal income tax. The Partnership will keep complete and accurate books for financial reporting and tax purposes. Such books will be maintained on an accrual basis, and the Partnership's fiscal year will be the calendar year. The Company will file a partnership information return (IRS Form
1065) with the IRS for each taxable year.

    Under Section 708 of the Code, the Company will be deemed to terminate for federal income tax purposes if 50% or more of the capital and profit interests in the Company are sold or exchanged within a 12-month period. If such a termination occurs, under current Treasury regulations the Partnership will be considered to distribute its assets to the partners, who would then be treated as recontributing those assets to the Company, as a new partnership. Proposed Treasury regulations would modify this treatment. Under the proposed regulations, the Company would be deemed to transfer all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership. Immediately thereafter, the Company would be deemed to have distributed interests in the new partnership to the partners in liquidation of the Company, either for the continuation of the business or for its dissolution and winding up.

STATE AND LOCAL TAX CONSEQUENCES

    The above discussion does not address the tax treatment of the Company, Notes, or Noteholders under any state or local tax laws. Prospective investors are urged to consult with their own tax advisors regarding the state and local tax treatment of the Company as well as any state and local tax consequences to them of purchasing, holding and disposing of Notes issued by the Partnership.

                                        * * *

    THE FEDERAL AND STATE TAX DISCUSSIONS SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A NOTEHOLDER'S PARTICULAR TAX SITUATION. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

    Section 406 of ERISA and Section 4975 of the Code prohibit a pension, profit-sharing or other employee benefit plan subject to ERISA, as well as individual retirement accounts, certain types of Keogh Plans and other plans subject to Section 4975 of the Code (each a "Benefit Plan"), from engaging in certain transactions with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such Benefit Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons.

    A fiduciary of a Benefit Plan considering the purchase of Notes should carefully review with its legal and other advisors whether the assets of the Partnership would be considered plan assets, and whether the purchase or holding of the Notes could give rise to a transaction prohibited or otherwise impermissible under ERISA or the Code.

    Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined Section 3(33) of ERISA) are not subject to the fiduciary and prohibited transaction provisions under ERISA or the Code discussed herein, but governmental plans may be subject to comparable restrictions under applicable state law.


                                 PLAN OF DISTRIBUTION

    The Notes are being offered on a "best-efforts" $1,000,000 Minimum Offering/$15,000,000 Maximum Offering basis through Participating Dealers ("Participating Dealers") who are members of the National Association of Securities Dealers Inc. (the "NASD"). The Company has agreed to indemnify all Participating Dealers against certain liabilities, including liabilities under the Securities Act of 1933. Investor funds will be held in escrow at Bank of Montreal until a minimum of $1,000,000 of Notes are sold (the "Minimum Offering"). In the event the Minimum Offering is not subscribed on or before __________________, the offering will be terminated and the escrowed funds, plus any net interest earned thereon, will be promptly returned to the Investors by the Escrow Agent. Upon the subscription by investors for the Minimum Offering, the escrowed funds, including interest thereon, will be released to the Company. Any subsequent sales proceeds from Notes will be immediately available for use by the Company. The Company will pay the Participating Dealers a selling commission of up to 7.5% of the sales price of all Notes sold. In addition, an investment banking and marketing fee of 4% of the sale price of each Note sold will be paid to Banc Services Corporation. The Company will also reimburse Participating Dealers for due diligence expenses an amount up to .5% of the sale price of each Note sold and pay Participating Dealers an amount up to .5% of the sale price of each Note sold as a non-accountable expense allowance. No Participating Dealers are affiliated with the Company.

    There is no lead underwriter for this offering. Participating Dealers will execute Selling Agency Agreements with the Company; however, such Participating Dealers will be under no obligation to sell any or all of the Notes offered hereby. The staff of the Securities and Exchange Commission has taken the position that any broker/dealer that sells Notes in the offering may be deemed an underwriter as defined in Section 2(11) of the Securities Act of 1933, as amended. The Company has currently entered into Selling Agency Agreements ("Selling Agency Agreements") with the following Participating Dealers. The Company reserves the right to enter into Selling Agency Agreements with other Participating Dealers after the commencement of this offering.

    The Notes are being offered subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. The Company reserves the right, in its sole discretion, to reject, in whole or in part, any offer to purchase the Notes.

    The Company intends to sell the Notes in this offering only in the states in which the offering is qualified. An offer to purchase may only be made and the purchase of the Notes may only be negotiated and consummated in such states. The Subscription Agreement for the Notes must be executed, and the Notes may only be delivered in such states. Resale or transfer of the Notes may be restricted under state law. See "Risk Factors - Absence of Public Market For the Notes and Limited Transferability of the Notes", and "Transferability of Notes."

    If the Company does not terminate the offering earlier, which it may in its sole discretion, the offering of Notes will continue until the Company sells $15,000,000 in aggregate principal amount of the Notes, provided that the offering period for the Notes will expire no later than 24 months after the date of this Prospectus.

    The Participating Dealers have agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received for the sale of a Note to be promptly deposited with the Escrow Agent upon the receipt of the executed Subscription Agreement and related funds by the Participating Dealer by or before noon of the next business day following the sale of said Notes.

    The Notes purchased from the Company will be issued as soon as practicable after the sale thereof (or, if later, upon sale of the Minimum Offering).


                               TRANSFERABILITY OF NOTES

    The Notes will be registered with the Commission and the states of Florida and Georgia. The Notes may be registered or exempt form registration in other states. No public or other market for the Notes exists and no market is expected to develop in the future. No transfers will be permitted of less than the Minimum Purchase, nor may an investor transfer, fractionalize or subdivide Notes so as to retain less than such Minimum Purchase. Accordingly, the Notes should be purchased only as an investment to be held to the end of the term of the Notes because Noteholders may not be able to liquidate their investment in the event of an emergency or for any other reason.


                                    LEGAL MATTERS

    The validity of the Notes offered here will be passed upon by Buchalter, Nemer, Fields & Younger, a Professional Corporation.


                                       EXPERTS

    The financial statements of SAC at December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996, and the balance sheet of the Company as of December 31, 1996 and 1995 appearing in this Prospectus and Registration Statement have been audited by Millward & Co. CPAs, independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form SB-2. File No. 333-________, under the Securities Act of 1933 with respect to the Notes offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendment thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily completed and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at certain regional offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 1007 and Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1025, Washington D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission.

    Upon completion of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file reports with the Commission. The Company intends to furnish to Noteholders annual reports containing audited financial statements of the Company audited by its independent accountants and quarterly reports containing unaudited condensed financial statements for each of the first three quarters of the fiscal year.

                           SENTINEL ACCEPTANCE CORPORATION

                                 FINANCIAL STATEMENTS

                                  DECEMBER 31, 1996


                                        INDEX

                                                                            PAGE

INDEPENDENT AUDITOR'S REPORT................................................  42

FINANCIAL STATEMENTS:

    BALANCE SHEET..........................................................  43
    STATEMENT OF OPERATIONS................................................  44
    STATEMENT OF CASH FLOWS................................................  45
    STATEMENT OF SHAREHOLDERS' EQUITY......................................  46

NOTES TO FINANCIAL STATEMENTS............................................ 47-49

                             INDEPENDENT AUDITOR'S REPORT



To the Shareholders
Sentinel Acceptance Corporation
Coral Springs, Florida


    We have audited the accompanying balance sheet of Sentinel Acceptance Corporation as of December 31, 1996 and 1995 and the related statements of operations and shareholders' equity and cash flows for the year ended December 31, 1996 and for the period from inception (September 5, 1995) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sentinel Acceptance Corporation at December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from inception (September 5, 1995) through December 31, 1995, in conformity with generally accepted accounting principles.



Millward & Co. CPAs
Fort Lauderdale, Florida
May 28, 1997

                           SENTINEL ACCEPTANCE CORPORATION
                                    BALANCE SHEETS
                                  DECEMBER 31, 1996


                                                   December 31,                March 31, 1997
                                          ----------------------------         --------------
                                            1996                1995             (Unaudited)
                                          --------            --------            ----------
ASSETS
Current asset:
  Cash                                   $    481            $  5,868            $  6,296

Investment in Partnership                 205,124             212,929             200,504
                                          --------            --------            --------
    Total assets                         $205,605            $218,797            $206,800
                                          --------            --------            --------
                                          --------            --------            --------

LIABILITIES AND SHAREHOLDERS'
EQUITY
Current liability:
  Payroll taxes payable                  $ 10,276            $  6,618            $ 19,389
                                          --------            --------            --------

Commitments

Shareholders' equity:
  Preferred stock, $1 par value;
    110,000 shares authorized,
    issued and outstanding                110,000             110,000             110,000

  Common stock, $1 par value;
    10,000 shares authorized,
    issued and outstanding                 10,000              10,000              10,000

Additional paid-in capital                 93,400              93,400              93,400

Accumulated deficit                       (18,071)             (1,221)            (25,989)
                                          --------            --------            --------

    Total shareholders' equity            195,329             212,179             187,411
                                          --------            --------            --------

    Total liabilities and
    shareholders' equity                 $205,605            $218,797            $206,800
                                          --------            --------            --------
                                          --------            --------            --------




      The accompanying notes are an integral part of these financial statements.

                           SENTINEL ACCEPTANCE CORPORATION
                               STATEMENTS OF OPERATIONS



                                        For the Years Ended      For the Three Months Ended
                                            December 31,                   March 31,
                                     ----------------------      --------------------------
                                       1996            1995*         1997            1996
                                     --------        -------       --------        -------
                                                                          (Unaudited)
Management fees - partnership       $413,965        $71,700       $154,875        $70,000
                                     --------        -------       --------        -------

Costs and expenses:

 Salaries and payroll costs          410,885         67,820        154,653         68,220

  Other costs                         12,125          4,630          3,520          3,612

  Equity adjustments for
   operating loss of investee          7,805            471          4,620          1,951
                                     --------        -------       --------        -------
                                     430,815         72,921        162,793         73,783
                                     --------        -------       --------        -------

Net (loss)                          $(16,850)       $(1,221)      $ (7,918)       $(3,783)
                                     --------        -------       --------        -------
                                     --------        -------       --------        -------



 *  From inception (September 5, 1995) to December 31, 1995




    The accompanying notes are an integral part of these financial statements.

                           SENTINEL ACCEPTANCE CORPORATION
                               STATEMENTS OF CASH FLOWS




                                                       For the Years Ended          For the Three Months
                                                           December 31,                Ended March 31,
                                                    -----------------------        -----------------------
                                                       1996           1995*          1997           1996
                                                    --------        --------       --------       --------
                                                                                         (Unaudited)
Operation activities:
  Net (loss)                                       $(16,850)       $(1,221)       $(7,918)       $(3,783)
                                                    --------        --------       --------       --------
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:

Equity adjustment for operating loss of
   investee                                           7,805            471          4,620          1,951

Increase in payroll taxes payable                     3,658          6,618          9,113         (2,276)
                                                    --------        --------       --------       --------
Net cash provided by (used in) operating
  activities and net increase (decrease)
  in cash                                            (5,387)         5,868          5,815         (4,108)

Cash - beginning of period                            5,868              -            481          5,868
                                                    --------        --------       --------       --------
Cash - end of period                               $    481       $  5,868        $ 6,296        $ 1,760
                                                    --------        --------       --------       --------
                                                    --------        --------       --------       --------




 *  From inception (September 5, 1995) to December 31, 1995

A shareholder's equity contribution in 1995 of $213,400 is represented by the Shareholder's investments in partnership.



      The accompanying notes are an integral part of these financial statements.

                           SENTINEL ACCEPTANCE CORPORATION
                          STATEMENTS OF SHAREHOLDERS' EQUITY


                                      Preferred Stock               Common Stock
                                 ----------------------         ---------------------
                                                                                            Additional    Accumulated
                                  Shares         Amount         Shares         Amount    Paid-in Capital    Deficit         Total
                                 --------       --------       --------       --------  ----------------- ------------    ---------
1995
----
                                                                 (Unaudited)
Capital contribution of
  partnership investment        110,000       $110,000         10,000        $10,000        $93,400       $      -       $213,400

Net (loss) 1995                       -              -              -              -              -         (1,221)        (1,221)
                                -------        -------         ------         ------         ------        -------        -------
Balance - December 31, 1995     110,000        110,000         10,000         10,000         93,400         (1,221)       212,179

Net (loss) 1996                       -              -              -              -              -        (16,850)       (16,850)
                                -------        -------         ------         ------         ------        -------        --------

Balance - December 31, 1996     110,000        110,000         10,000         10,000         93,400        (18,071)       195,329

Net (loss) - unaudited
  for the three months ended
  March 31, 1997                      -              -              -              -              -         (6,938)        (6,938)
                                -------        -------         ------         ------         ------         ------        -------

Balance - March 31, 1997
   (unaudited)                  110,000       $110,000         10,000        $10,000        $93,400       $(25,009)      $188,391
                                -------        -------         ------         ------         ------         ------        -------
                                -------        -------         ------         ------         ------         ------        -------





      The accompanying notes are an integral part of these financial statements.

                           SENTINEL ACCEPTANCE CORPORATION
                            NOTES TO FINANCIAL STATEMENTS
                                  DECEMBER 31, 1996
                  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1997 IS UNAUDITED)


NOTE 1.  -    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Sentinel Acceptance Corporation (the "Company") was organized pursuant to the laws of the State of Florida on September 5, 1995. The Company's principal asset is an investment in a limited partnership whose primary business is to engage in the purchase, collection and securing of retail installment contracts in the non-prime consumer market originated by independent automobile dealers.

INVESTMENT IN PARTNERSHIP

    Investment in partnership is accounted for using the equity method, under which the Company's share of earnings or loss of this partnership is reflected as income or (loss) with an adjustment to the Company's investment in the partnership.

INCOME TAXES

    Income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities or a change in tax rate is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced to estimated amounts to be realized by the use of a valuation allowance.

CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 1996, the Company did not have any cash equivalents.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           SENTINEL ACCEPTANCE CORPORATION
                            NOTES TO FINANCIAL STATEMENTS
                                  DECEMBER 31, 1996
                  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1996 IS UNAUDITED)


RECENT PRONOUNCEMENTS

    In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers of Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on a financial-components approach that focuses on control. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. The Company believes that the adoption of SFAS 125 will have no impact on its financial statements.

NOTE 2  -     RELATED PARTY TRANSACTIONS

MANAGEMENT FEES

    The Company charges the Partnership a management fee on a monthly basis for reimbursement of certain operating assets as incurred. For the year ended December 31, 1996 and the period ended December 31, 1995, the Company recognized approximately $413,965 and $71,700 in management fee income, respectively, which has been included in income on the statement of operations.

INVESTMENT IN PARTNERSHIP

    The Company has an investment in a partnership that is accounted for using the equity method. During 1995 the Company invested $213,400 in a Partnership in exchange for a 1% interest in the Partnership. The principal business activity of the Company is investing in a limited partnership whose primary
business is described in Note 1 - "Organization".   The following represents the
Company's investment activity:

    1995 Investment                                         $ 213,400
    1995 Company share of partnership loss                        471
                                                            ---------
    Balance - December 31, 1995                               212,929
    1996 Company share of partnership loss                      7,805
                                                            ---------
    Balance - December 31, 1996                               205,124
    Company share of loss for the three months
    ended March 31, 1997                                        4,620
                                                            ---------
    Balance - March 31, 1997 (unaudited)                    $ 200,504
                                                            ---------
                                                            ---------

                           SENTINEL ACCEPTANCE CORPORATION
                            NOTES TO FINANCIAL STATEMENTS
                                  DECEMBER 31, 1996
                  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1996 IS UNAUDITED)

NOTE 3  -     SHAREHOLDERS' EQUITY

    In 1995, the Company issued 10,000 common shares of its $1.00 par value stock and 110,000 shares of its $1.00 preferred stock in exchange for the shareholders providing cash of $213,400 to a limited partnership which represents the Company's investment in the limited partnership.


NOTE 4  -     INCOME TAXES

    At December 31, 1996, the Company has net operating loss carryforwards of approximately $18,071 that expire through 2011. Such net operating losses are available to offset future taxable income, if any. As the utilization of such operating losses for tax purposes is not assured, the deferred tax asset has been fully reserved through the recording of a 100% valuation allowance. Should a cumulative change in the ownership of more than 50% occur within a three-year period, there could be an annual limitation on the use of the net operating loss carryforward.

                                      EXHIBIT A

                                 FORM OF SECURED NOTE

                                  (FACE OF SECURITY)

No.                                                                            $

                            SENTINEL FINANCING, LTD., L.P.

promises to pay to

or registered assigns,

the principal sum of                                       Dollars on __________

                             12% SECURED FIXED RATE NOTES

                                DUE ___________, 2002

         Interest payment Dates:

              Record Dates:

                                    Dated:

                                    By

                                    By
                                    (SEAL)


Authenticated to be one of the
Notes described in the Indenture
referred to herein:


By
    Authorized Signature

                                  (Back of Security)


                 12% Secured Fixed Rate Notes due _____________, 2002


         1. INTEREST. SENTINEL FINANCING, LTD., L.P., a Florida limited partnership (the Company"), promises to pay interest on the principal amount of this Security at a rate of 12% per annum from the date of issuance, payable monthly on the 15th day of each month commencing on ____________, 1997, to the Persons in whose names such Notes are registered at the close of business on the Record Date next preceding the Interest Payment Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. To the extent lawful, any installment of interest on the Notes which is not paid when due shall accrue interest at the lesser of 18% compounded quarterly, or the highest lawful rate of interest from the due date until paid.

         2. METHOD OF PAYMENT. Principal of, and interest on the Securities will be payable, at the Company's office. The Company will pay principal and interest in money of the United States that is legal tender for payment of public and private debts. At the option of the Company, payment of principal and interest may be made by check mailed to the Holder at the address set forth in the registry books of the Company.

         3. PAYING AGENT AND REGISTRAR. Initially, the Trustee will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without notice to any Securityholder. The Company or any Subsidiaries of the Company may act in any such capacity.

         4.   INDENTURE.  The Company issued the Securities under an Indenture
dated as of            , 1997 (the "Indenture") between the Company and the
Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of the Indenture. The Securities are subject to, and qualified by, all such terms, certain of which are summarized herein, and Securityholders are referred to the Indenture and such Act for a statement of such terms. The Securities are secured obligations of the Company limited to $15,000,000 in aggregate principal amount.

         5. OPTIONAL REDEMPTION. All or any part of the Securities may be redeemed by the Company, in whole or part, at any time or some of them from time to time, upon not less than 30 or more than 60 days' notice at a redemption price equal to 100% of the principal amount plus accrued interest to the Redemption Date.

         6. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Securities to be redeemed at his registered address. Securities in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. On and after the Redemption Date interest ceases to accrue on Securities or portions of them called for redemption. In the event of a partial redemption of the Notes, the Notes will be redeemed in whole or part will be selected on a pro rata basis or in such other manner as the Company deems appropriate and fair.

              If this Security is redeemed subsequent to a record date with respect to any interest payment date specified above and on or prior to such interest payment date, then any accrued interest will be paid to the Person in whose name this Security is registered at the close of business on such record date.

         7. DENOMINATIONS, TRANSFER, EXCHANGE. The Securities are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Security or portion of a Security selected for redemption. Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

         8. PERSONS DEEMED OWNERS. The registered holder of a Security may be treated as its owner for all purposes.

         9. AMENDMENTS AND WAIVERS. Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of at least a majority in principal amount of the then outstanding Securities.
Without the consent of any Securityholder, the Indenture or the securities may be amended to cure any ambiguity, defect or inconsistency, to comply with the requirements of the SEC in connection with the qualification of the Indenture under the TIA, to add covenants of the Company for the benefit of the Holders, to provide guarantors of the Securities, to evidence succession of another Person to the Company, to provide for uncertificated Securities in addition to certificated Securities or to make any change that does not adversely affect the rights of any Securityholder.

         10. DEFAULTS AND REMEDIES. An Event of Default occurs if: the Company fails to pay any payment of interest on any Security when the same becomes due and payable; the Company receives written notice from payment of the principal of any Security when the same becomes due and payable at maturity, upon redemption or otherwise; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least a majority in principal amount of the then outstanding Securities may declare all the Securities to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency all outstanding securities become due and payable immediately without
further action or notice.   Securityholders may not enforce the Indenture or the
Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Trustee is only deemed to have knowledge of a default or Event of Default under certain circumstances set forth in the Indenture. The Company must furnish an annual compliance certificate to the Trustee.

         11. SECURITY. The due and punctual payment of interest and principal of the Securities when and as the same shall be due and payable, whether at maturity, by acceleration, or otherwise, and the interest on the overdue principal of the Securities and payment and performance of all other obligations of the Company to Holders or the Trustee under the Indenture and the Securities shall be secured as provided in the Security Documents.

         12. NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

         13. AUTHENTICATION. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

         14. ABBREVIATIONS. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

         15. INDENTURE CONTROLS. Nothing contained herein shall in any way be construed to impose any duties upon the Trustee beyond those contained in the Indenture. All immunities, indemnities, exceptions from liability and other provisions of the Indenture insofar as they relate to the Trustee shall apply to this Security and are incorporated herein.

         The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture, which has in it the text of this Security in larger type. Request may be made to:


              SENTINEL FINANCING, LTD., L.P.
              210 North University Drive, Suite 800
              Coral Springs, Florida 33071

                                   ASSIGNMENT FORM


         To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Security to


                    (Insert assignee's soc. sec. or tax I.D. no.)






                (Print or type assignee's name, address and zip code)

and irrevocably appoint_________________________________________________
___________________________________________agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him.



Date:__________         Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee.

                                      EXHIBIT B

                                  SECURITY AGREEMENT

    This SECURITY AGREEMENT (hereinafter called this "Agreement") is made as of ___________, 1997, by and between Sentinel Financing Ltd., L.P., a Florida limited partnership, located at 210 North University Drive, Suite 800, Coral Springs, Florida 33071 (hereinafter called "Debtor") and [name/address] (the "Trustee"), as Trustee (the "Secured Party").


                                 W I T N E S S E T H:

    In consideration of the covenants and conditions stated in this Agreement, the parties agree as follows:

    1.   INDEBTEDNESS SECURED.

         This Agreement and the Security Interest (as defined below) secure the payment of certain Notes issued and executed by Debtor, pursuant to the Indenture of Trust (the "Indenture") dated ___________, 1997, by and between Debtor and Trustee, and made payable to the holders of such notes in the aggregate principal sum of up to $15,000,000 (hereinafter collectively called the "Notes"), together with all other indebtedness of every kind or nature owed by Debtor to Secured Party pursuant to the Indenture or this Agreement, whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and whether the indebtedness is from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, and including any sums advanced and any costs and expenses incurred by Secured Party pursuant to this Agreement, the Note or any other note or evidence of indebtedness (all of such is herein sometimes referred to as the "Indebtedness").

    2.   SECURITY INTEREST.

         For value received, Debtor hereby grants to Secured Party a security interest (the "Security Interest") in and to all of the following: (i) any and all retail motor vehicle installment sale contracts (the "Contracts") acquired with the funds constituting the Indebtedness or with funds received from the repayment of said Contracts (the "Replacement Contracts") or the Replacement Contracts, which Contracts or Replacement Contracts are originated in connection with the financing of new and used automobiles and light-duty trucks (the "Vehicles"), including all rights to receive payments thereunder and security interests in and instruments of title to the Vehicles, whether now owned or hereafter acquired; (ii) all funds in the following bank account of the Company _____________________________________ (the "Master Account"); (iii) all net
proceeds of the issuance and sale of the Notes; and (iv) all products thereof and all cash and non-cash proceeds of any of the foregoing, in any form, including, without limitation, proceeds of insurance policies from the loss thereof, all titles to the Vehicles and all assignments of liens, all Contracts, Vehicle titles, assignments or other documents and instruments deposited with and in the possession, custody and control of the Custodian as described in paragraph 4.5 hereof (all of the foregoing hereinafter called the "Collateral"); provided, however, that the Collateral may be released to Debtor as set forth in the agreement dated the date hereof, among the Debtor, ________________, as custodian ("Custodian"), and the Trustee ("Custodian Agreement").

    3.   REPRESENTATION AND WARRANTIES OF DEBTOR.

         Debtor represents and warrants and, so long as any portion of the Indebtedness remains unpaid, shall be deemed continuously to represent and warrant that:

         3.1 Debtor is the owner of the Collateral free and clear of all security interests or other encumbrances and claims of any kind or nature in favor of any third persons other than the rights of the purchasers of the Vehicles under the Contracts and Replacement Contracts, ("Vehicle Purchasers"), and Secured Party has a first, perfected security interest in all of the Collateral;

         3.2 Debtor is authorized to enter into this Agreement and into the transactions contemplated hereby and evidenced by the Notes;

         3.3 The Collateral is used or bought for use solely in business operations, and all of the relevant Collateral will remain personal property regardless of the manner in which any of it may be affixed to real property.

         3.4  Debtor has established the Master Account.

    4.   COVENANTS OF DEBTOR.

         Debtor covenants that so long as any Indebtedness remains unpaid,
Debtor:

         4.1 Will defend the Collateral against the claims and demands of all other parties, except the rights of Vehicle Purchasers.

         4.2 Will keep the Collateral free and clear from all security interests, liens and other encumbrances and claims of any kind or nature in favor of any third persons other than Vehicle Purchasers, and other than the Security Interest; and Debtor will not pledge the Collateral as security for any debts or obligations other than the Notes;

         4.3 Will not pledge, transfer, assign, deliver, or otherwise dispose of any Collateral or any interest therein, except that until the occurrence of an Event of Default (as defined in paragraph 7.1 of this Agreement), it may so dispose of the Collateral so long as the proceeds thereof are applied to:

              a.   Make payments of principal and/or interest on the Notes; or

              b. Pay operating expenses, including servicing fees, custodian fees, trustee's fees, bank fees and charges, legal fees, title and transfer fees, account fees, contract purchase fees, insurance, repossession, repair and liquidation expenses, enforcement dealer recourse arrangements, federal, state and local taxes, out-of-pocket expenses incurred in connection with any resale of Contracts, and other general and administrative expenses incurred in the ordinary course of business ("Permitted Expenses");

              c. Distributions to the Debtor's partners in accordance with the Limited Partnership Agreement among Sentinel Acceptance Corporation, as general partner, and the persons named as limited partners therein, dated ___________________, 1997; provided, however, that no distribution may be made pursuant to this subsection if at the time of such distribution the "Net

Receivables" as reflected on the Debtor's balance sheet for the most recent completed fiscal quarter or year end, as applicable, do not exceed 110% of the principal amount of Notes then outstanding ("Partner Distributions").

         4.4 Will keep in accordance with generally accepted accounting principles, consistently applied, accurate and complete records concerning the Collateral; will mark such records and, upon request of the Secured Party made from time to time, the Collateral to give notice of the Security Interest; and will, upon request made from time to time, permit the Secured Party or its agents to inspect the Collateral and the Debtor's records concerning the Collateral and to audit and make abstracts of such records or any of the Debtor's books, ledgers, reports, correspondence and other records;

         4.5 Upon demand will deliver to the Custodian for the Secured Party any instruments, documents of title and chattel paper representing or relating to the Collateral or any part thereof, and all schedules, invoices, shipping, or delivery receipts, together with any endorsements or assignments thereof and all other documents representing or relating to purchases or other acquisitions, sales or other dispositions of the Collateral and the proceeds thereof and any and all other schedules, documents, and statements in accordance with the terms of the Custodian Agreement;

         4.6 Will notify the Secured Party in writing at least thirty (30) days in advance of any change in the Debtor's address specified on the first page of this Agreement, of any change (other than change in the location of Vehicles in the ordinary course of the use thereof by the purchasers thereof) in the location or of any additional locations at which the Collateral is kept, of any change in the address at which records concerning the Collateral are kept and of any change in the location of the Debtor's residence, chief executive office or principal place of business;

         4.7 Will execute and deliver to the Secured Party such financing statements and other documents requested by the Secured Party, subject to the limitations set forth herein, to perfect, protect or continue the perfection of the Security Interest and to effect the purposes of this Agreement;

         4.8 Will pay or cause to be paid when due all taxes, assessments and other charges of every kind and nature which may be levied or assessed upon or against the transaction contemplated hereby or the Collateral;

         4.9 Will deliver the Contracts and Replacement Contracts to the Custodian pursuant to that certain Custodian Agreement between the Company, Custodian and Trustee on behalf of the Secured Party of even date herewith, within five (5) business days of the acquisition of the Contract or Replacement Contract, as applicable, by delivery to custodian of original executed Contracts and Replacement Contracts and related assignments, contracts and other documents evidencing any rights of Debtor with respect thereto;

         4.10 Will not make any distributions to partners or payments to affiliates except as herein provided;

         4.11 Will deposit and retain all funds which constitute the Collateral in the Master Account, will withdraw funds therefrom only for the conduct of Debtor's business as permitted hereby with respect to the servicing of Contracts and Replacement Contracts and the requisition of Replacement Contracts, and for the payment of Permitted Expenses and Partner Distributions, and will not commingle any other funds with funds in said account;

         4.12 Will execute and deliver to the Custodian the Collateral Assignments attached hereto as Exhibits 1 and 2 as required by the Secured Party.

    5.   VERIFICATION OF COLLATERAL.

         Secured Party shall have the right to verify the existence of the Collateral in any manner and through any medium which Secured Party may consider appropriate and which will not interfere with the conduct of Debtor's business, and Debtor shall furnish such assistance and information and perform such acts as Secured Party may require in connection therewith.

    6.   FUTURE ADVANCES.

         It is agreed that any additional loans or advances by the Secured
Party secured hereby to or for the benefit of Debtor, whether such loans or advances are obligatory or are made at the option of Secured Party or otherwise, at any time within twenty (20) years from the date of this Agreement, with interest thereon at the rate agreed upon at the time of each such loan or advance, shall be equally secured with and have the same priority as the original indebtedness and be subject to all of the terms and provisions of this Agreement, whether or not such additional loan or advance is evidenced by the Notes or any other promissory note of Debtor and whether or not identified by a recital that it is secured by this Agreement; provided, however, that Debtor hereby understands and agrees that this future advance provision does not in any way obligate Secured Party or any other person to make any additional loans or advances to Debtor.

    7.   DEFAULT.

         7.1 EVENTS OF DEFAULT. An Event of Default shall occur under this Agreement upon any Event of Default as defined by Section 6.1 of the Indenture.

         7.2 RIGHTS AND REMEDIES UPON DEFAULT. If an Event of Default occurs and is continuing Secured Party, by written notice to the Debtor, may declare the principal of and accrued interest on all the Notes to be due and payable immediately. After a declaration such principal and interest shall be due and payable immediately.

         If an Event of Default occurs and is continuing, Secured Party may pursue any available remedy by proceeding at law or in equity to collect the payment of principal and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

         7.3 NOTICE. Debtor agrees that any notice by Secured Party of the sale, lease or other disposition of the Collateral or any other intended action hereunder, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to Debtor if the notice is mailed by regular or certified mail, postage prepaid, at least ten (10) days before the date of any public sale, lease or other disposition of the Collateral, or the time on or after which any private sale, lease or other disposition of the Collateral is to take place, to Debtor's address as specified in this Agreement or to any other address which Debtor has notified Secured Party in writing as the address to which notices shall be given to Debtor.

         7.4 COSTS. Debtor shall pay all costs and expenses incurred by Secured Party in enforcing this Agreement, realizing upon any Collateral and collecting any Indebtedness. Costs and expenses will include but not be limited to all reasonable attorneys' fees and expenses.

         7.5 DEFICIENCY. In the event that the proceeds of the Collateral are insufficient to satisfy the entire unpaid Indebtedness, Debtor will be responsible for the deficiency and shall pay the same upon demand. Secured Party will account to Debtor for any proceeds of the Collateral in excess of the Indebtedness and the costs and expenses referred to in Section 7.4.

    8.   MISCELLANEOUS.

         8.1 PERFECTION OF SECURITY INTEREST. Debtor authorizes Secured Party at Debtor's expense to file any financing statement or statements relating to the Collateral (with or without Debtor's signature thereon), and to take any other action deemed necessary or appropriate by Secured Party to perfect and to continue perfection of the Security Interest. Debtor hereby irrevocably appoints Secured Party as its attorney-in-fact to execute financing statements in Debtor's name and to perform all other acts which Secured Party deems necessary or appropriate to perfect and protect the Security Interest. Such appointment is binding and coupled with an interest. Upon request of Secured Party before or after the occurrence of an Event of Default but subject to the rights of Vehicle Purchasers, Debtor agrees to give Secured Party possession of any Collateral, possession of which is, in Secured Party's opinion, necessary or desirable to perfect or continue perfection or priority of the Security Interest. A photocopy of this Agreement is sufficient as a financing statement and may be filed as such if Secured Party so elects.

         8.2 CONTINUING AGREEMENT. This Agreement is a continuing agreement with respect to the subject matter hereof and shall remain in full force and effect until all of the Indebtedness now or hereafter contracted for or created or existing and any extensions or renewals of the Indebtedness together with all interest thereon has been paid in full.

         8.3 RIGHT TO PROCEEDS. Upon the occurrence of an Event of Default and in the course of the exercise of remedies as permitted hereby, Secured Party may demand, collect, and sue for all proceeds of the Collateral (either in Debtor's or Secured Party's name at the latter's option) with the right to enforce, compromise, settle, or satisfy any claim. Debtor hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact to endorse, by writing or stamp, Debtor's name on all checks, commercial paper, and other instruments pertaining to the proceeds. Such appointment is binding and coupled with an interest. Debtor also authorizes Secured Party to collect and apply against the Indebtedness any refund of insurance premiums or any insurance proceeds payable on account of the loss of or damage to any of the Collateral and hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact to endorse, by writing or stamp, any check or draft representing such proceeds or refund. Such appointment is binding and coupled with an interest. Upon the occurrence of an Event of Default and in the course of the exercise of remedies as permitted hereby, Secured Party may notify any party obligated to pay proceeds of the Collateral of the existence of the Security Interest and may also direct them to pay all such proceeds to Secured Party.

         8.4 PROPERTY IN SECURED PARTY'S POSSESSION. As further security for the repayment of the Indebtedness, Debtor grants to Secured Party a security interest in all property of Debtor which is or may hereafter be in Secured Party's possession in any capacity, including all monies owed or to be owed by Secured Party to Debtor; and with respect to all of such property, Secured Party shall have the same rights as it has with respect to the Collateral.

         8.5 SET-OFF. Without limiting any other right of Secured Party, whenever Secured Party has the right to declare any Indebtedness to be immediately due and payable, Secured Party may set off against the Indebtedness all monies then owed to Debtor by Secured Party in any capacity whether due or not.

         8.6 FAILURE TO PERFORM; REIMBURSEMENT. Upon Debtor's failure to perform any of its duties hereunder, Secured Party may, but it shall not be obligated to, perform any of such duties and Debtor shall forthwith upon demand reimburse Secured Party for any expense incurred by Secured Party in doing so with interest thereof at a rate equal to the lesser of the per annum rate of interest specified in the Notes plus two percentage points or the maximum rate permitted by applicable law.

         8.7 NON-WAIVER. No delay or omission by Secured Party in exercising any right or remedy hereunder or with respect to any Indebtedness shall operate as a waiver of that or any other right or remedy, and no single or partial exercise of any right or remedy shall preclude Secured Party from any other or future exercise of the right or remedy or the exercise of any other right or remedy. Secured Party may agree to a cure of any default by Debtor in any reasonable manner without waiving any other prior or subsequent default by Debtor.

         8.8 THIRD PARTIES. Secured Party shall have no obligation to take, and Debtor shall have the sole responsibility for taking, any steps to preserve rights against all prior parties to any document of title, general intangible, instrument or chattel paper in Secured Party's possession as Collateral or proceeds of the Collateral.

         8.9 WAIVER OF NOTICE OF DISHONOR AND PROTEST, ETC. Debtor waives dishonor, protest, presentment, demand for payment, notice of dishonor and notice of protest of any instrument at any time held by Secured Party with respect of which Debtor is in any way liable and waives notice of any other action by Secured Party.

         8.10 ASSIGNMENTS. Debtor's rights and obligations under this Agreement are not assignable in whole or in part by operation of law or otherwise. Secured Party may assign its rights and obligations under this Agreement, in whole or in part, without notice to or consent of Debtor and all of such rights shall be enforceable by Secured Party's successors and assigns.

         8.11 DEFINITIONS, MULTIPLE PARTIES; SECTION HEADINGS. The term "person" when referred to herein shall mean an individual, partnership, corporation or any other legal entity. If more than one Debtor executes this Agreement, the term "Debtor" includes each of the Debtors as well as all of them, and their obligations under this Agreement shall be joint and several. Whenever the context so requires, the neuter gender includes the feminine and masculine and the singular number includes the plural. Unless otherwise defined herein or the context requires otherwise, terms used herein shall have the same meaning as defined in the Uniform Commercial Code as enacted by the State of Florida. Section headings are used herein for convenience only and do not alter or limit the meaning of the language contained in each section.

         8.12 AMENDMENT; WAIVER. This Agreement may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by Debtor and by Secured Party.

         8.13 CHOICE OF LAW; WAIVER OF JURY TRIAL. This Agreement has been delivered in the State of Florida and shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Florida. Debtor and Secured Party hereby waive any right to a trial by jury in any action to enforce or defend any matter arising from or related to (i) this Agreement; (ii) any Note; or (iii) any documents or agreements evidencing or relating to this Agreement or any Note. Debtor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this paragraph shall affect or impair Secured Party's right to serve legal process in any manner permitted by law, or Secured Party's right to bring any action or proceeding against Debtor, or the property of Debtor, in the courts of any other jurisdiction.

         8.14 EXPENSES. Debtor shall pay all costs and expenses relating to this Agreement and the Indebtedness, including but no limited to, filing and recording fees, documentary stamps including, without limitation, Florida documentary stamps (if any), intangible tax (if any), and Secured Party's attorney's fees and expenses.

         8.15 NOTICE. Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given or delivered upon deposit in the United States certified or registered mails, with proper postage prepaid, addressed to the party to be notified as follows:

         a.   If to Secured Party at:

              _______________________
              _______________________
              _______________________

         b.   If to Debtor at:

              Sentinel Financing Ltd., L.P.
              210 North University Drive, Suite 800
              Coral Springs, Florida 33071

or to such other address as each party may designate for itself by like notice.

         8.16 SEVERABILITY. If any provision of this Agreement is prohibited by, or is unlawful or unenforceable under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof; provided, however, that any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.

         8.17 RELIANCE BY SECURED PARTY. All covenants, agreements, representations and warranties made herein by Debtor shall, notwithstanding any investigation by Secured Party, be deemed to be material to and to have been relied upon by Secured Party.

         8.18 ENTIRE AGREEMENT. This Agreement, the Notes and the other instruments, agreements and documents contemplated hereby contain the entire agreement between Secured Party and Debtor with respect to the subject matter hereof and supersedes and cancels any prior understanding and agreement between Secured Party and Debtor with respect thereto.

         8.19 BINDING EFFECT. Subject to the provisions of paragraph 8.10, this Agreement shall be binding upon their heirs, personal representatives, successors and assigns of Debtor and shall inure to the benefit of the successors and assigns of Secured Party.

         8.20 TIME.  Time is of the essence in this Agreement.

         8.21 ATTORNEYS' FEES. The parties hereby agree that in the event any of the terms and conditions contained in this Agreement, including the indemnification provisions contained herein, must be enforced by reason of any past, existing or future delinquency of payment, of failure of observance or of performance by any of the parties hereto, in each such instance, the defaulting party shall be liable for reasonable collection and/or legal fees, trial and appellate levels, any expenses and legal fees incurred, including time spent in supervision of paralegal work and paralegal time, and any other expenses and costs incurred in connection with the enforcement of any available remedy.

         8.22 CAPACITY. The Secured Party is entering into this Agreement solely in its capacity as Trustee under the Indenture and shall be entitled to the privileges, immunities and protections afforded it thereunder in any actions taken by it as Secured Party hereunder.

    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                          SENTINEL FINANCING LTD., L.P.,
                                          a Florida limited partnership

                                      By:       Sentinel Acceptance Corporation,
                                                a Florida corporation,
                                                its General Partner


                                                 By:  __________________________
                                                        Ivan Hoser, President


                                          [Trustee]


                                          By:  _________________________________
                                          Its:__________________________________

                                      EXHIBIT 1

                                COLLATERAL ASSIGNMENT


    SENTINEL FINANCING LTD., L.P., a Florida limited partnership ("Assignor") hereby collaterally assigns to [____________________], as Trustee ("Assignee") the Contract attached hereto (the "Contract"). This Collateral Assignment shall become absolute upon the occurrence of an Event of Default as defined in the Security Agreement and the exercise of Secured Party's rights and remedies thereunder with respect to the Contract, in which event Assignee shall become the owner of the Contract and shall be entitled to exercise all of the remedies provided in the Security Agreement with respect to such Contract.

    This Collateral Assignment shall be governed and construed in accordance with the laws of the State of Florida and the provisions of the Security Agreement, which is incorporated herein.

    As used herein, all capitalized terms shall have the same meaning as in the Assignor's Prospectus dated ___________, 1997.

    IN WITNESS WHEREOF, the Assignor has placed its hand and seal as of this ____ day of ________, 1997.


                                          SENTINEL FINANCING LTD., L.P.,
                                          a Florida limited partnership

                                      By:       Sentinel Acceptance Corporation,
                                                a Florida corporation,
                                                its General Partner


                                                 By:  __________________________
                                                        Ivan Hoser, President

                                      EXHIBIT 2

                                COLLATERAL ASSIGNMENT


    SENTINEL FINANCING LTD., L.P., a Florida limited partnership ("Assignor") hereby collaterally assigns to [_________________________], as Trustee ("Assignee") the collateral as set forth in the Security Agreement between Assignor and Assignee of even date herewith (the "Collateral"). This Collateral Assignment shall become absolute upon the occurrence of an Event of Default as defined in the Security Agreement and the exercise of Secured Party's rights and remedies thereunder with respect to the Collateral, in which event Assignee shall become the owner of the Collateral and shall be entitled to exercise all of the remedies provided in the Security Agreement with respect to such Collateral.

    This Collateral Assignment shall be governed and construed in accordance with the laws of the State of Florida and the provisions of the Security Agreement, which is incorporated herein.

    As used herein, all capitalized terms shall have the same meaning as in the Assignor's Prospectus dated ___________, 1997.

    IN WITNESS WHEREOF, the Assignor has placed its hand and seal as of the ____ day of ________, 1997.


                                          SENTINEL FINANCING LTD., L.P.,
                                          a Florida limited partnership

                                      By:       Sentinel Acceptance Corporation,
                                                a Florida corporation,
                                                its General Partner


                                                 By:  __________________________
                                                        Ivan Hoser, President

                                      EXHIBIT C

                                 CUSTODIAN AGREEMENT


    THIS CUSTODIAN AGREEMENT is made and entered into as of this _____ day of _________________, 1997, between SENTINEL FINANCING LTD., L.P., a Florida
limited partnership (the "Debtor"), [                      ], as Trustee (the
"Secured Party") and [_______________________] (the "Custodian").

                                   R E C I T A L S

    A. The debtor has duly authorized the offer and sale of secured Notes (the "Notes") in the aggregate principal amount of up to $15,000,000 due on _______________, 2002, which Notes are secured by certain Collateral as set forth in a Security Agreement between the Debtor and the Secured Party dated ______________, 1997.

    B. In order to perfect the Secured Party's security interest in the Collateral as granted under the Security Agreement, Debtor has agreed to deposit certain of the Collateral with the Custodian subject to the terms and conditions of this Agreement.


                                      AGREEMENT

    In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Security Agreement.

    2. Debtor or its Agent will deposit with Custodian all original, executed Contracts and related assignments, contracts and other documents evidencing any rights of the Debtor in respect thereof (the "Deposited Collateral") within five
(5) business days of the acquisitions of the Contract or Replacement Contract by delivery to Custodian of all such items, organized by obligor and by Vehicle, together with a listing thereof, and Custodian shall execute and deliver to Debtor a receipt therefor. As and when a Replacement Contract is created, Debtor shall deliver to Custodian the Replacement Contract and all of the related documents, including the related Vehicle certificate of title, within five (5) business days of the acquisition of the Replacement Contract, together with a listing thereof, and Custodian shall execute and deliver to Debtor a receipt therefor. The Custodian will have sole possession, custody and control of the Deposited Collateral on behalf of the Secured Party and shall maintain in its sole possession the Deposited Collateral to which Custodian and its agents will have sole access. Custodian shall keep, maintain and safeguard the Deposited Collateral using all due care and prudence as is commercially customary and reasonable conduct of a collateral bailee, including, without limitation, arranging for and maintaining the safekeeping of the Deposited Collateral against fire, water, and other hazard damage and against theft, disclosure and other unauthorized use and access. The Custodian will have no responsibility for Deposited Collateral it does not receive.

    3. The Custodian will release to the Debtor each Contract and related documents including any Vehicle certificates of title constituting the Deposited Collateral upon receipt of an affidavit signed and sworn to by a duly authorized officer of Debtor that (a) Debtor has received or anticipates receiving within five (5) business days payment in full from the obligor under the Contract, (b) Debtor has sold or within two (2) business days will sell the Contract and related documents at a price which Debtor believes in good faith is not less than the fair value thereof, (c) Debtor requires possession of the Contract and related documents to effect a Contract exchange pursuant to any dealer or other recourse agreements, (d) Debtor requires possession of the Vehicle certificate of title to repossess a Vehicle after default on a Contract, or (e) any administrative event for which release for mailing to any state is required under statute, rule, regulation or practice such as change in name of Vehicle owner due to a marriage or divorce, change of address Vehicle owner, or notation of a subordinate lien on the certificate of title. Upon a release of a Vehicle certificate of title pursuant to clauses (b) or (d) of the preceding sentence, the Debtor or its agent shall promptly return the Vehicle certificate of title or new exchanged certificate of title to the Custodian upon receipt of the reissued or exchanged Vehicle certificate of title. Upon or after any Event of Default under the Notes or Security Agreement, the Custodian shall, upon request of the Secured Party, promptly deliver to the Secured Party all Deposited Collateral.

    4. The Custodian undertakes to perform only such duties as are expressly set forth herein, and no implied duties or obligations shall be read into this Agreement against the Custodian.

    5. The Custodian may without investigation act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume without investigation the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume without investigation that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Custodian shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited hereunder, nor as to the identity, authority or right of any person executing the same; and the Custodian's duties hereunder shall be limited to the safekeeping of such agreements, monies, instruments or other documents received by it hereunder, and for the disposition of the same in accordance herewith.

    6. The Debtor hereby agrees to indemnify the Custodian and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Custodian, against any and all expenses, including attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim. The Custodian shall be vested with a lien on all property deposited hereunder for indemnification, for attorneys' fees or charges of any character or nature, which may be incurred by said Custodian by reason of any dispute as to the correct interpretation of this Agreement or any instructions given to the Custodian hereunder, and the Custodian shall have the right to hold such property until and unless such additional expenses, fees and charges shall be fully paid.

    7. In the event of a disagreement by the parties as to the interpretation of this Agreement or as to the rights and obligations or the propriety of any action contemplated by the Custodian hereunder, the Custodian may, in its sole discretion, file an action in interpleader to resolve such disagreement. The Custodian shall be indemnified by Debtor for all costs, including reasonable attorneys' fees, in connection with any such interpleader action, and shall be fully protected in suspending all or a part of its activities under this Agreement until a final judgment in the interpleader action is received.

    8. The Custodian may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Custodian shall otherwise not be liable for any mistakes of fact or error of judgment or for any acts or omissions of any kind unless caused by its willful misconduct or negligence.

    9. The Custodian may resign upon thirty days written notice to the parties to this Agreement. If a successor Custodian is not appointed within a thirty-day period, the Custodian may petition a court of competent jurisdiction to name a successor Custodian.

    10. The Debtor shall pay the Custodian such fees and compensation, if any, as shall be mutually agreed.

    11. The warranties, representations, covenants and agreements set forth herein shall be continuous and shall survive the termination of this Agreement or any part hereof.

    12. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and this Agreement supersedes in all respects all written or oral understandings and agreements heretofore existing between the parties hereto.

    13. This Agreement may not be modified or amended except by an instrument in writing duly executed by the parties hereto. No waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.

    14. Notices and requests required or permitted hereunder shall be deemed to be delivered hereunder if mailed with postage prepaid or delivered, in writing, addressed to the addresses set forth below the signatures of the parties hereto, to such other address as to which a party provides notice pursuant hereto.

    15. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

    16. Captions used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

    17. The parties to this Agreement acknowledge that the performance of their respective obligations hereunder is essential to the consummation of the transactions contemplated by this Agreement. Each of them further acknowledges that no party will have an adequate remedy at law if any other party will have an adequate remedy at law if any other party fails to perform its or their obligations hereunder. In such event, each party shall have the right, in addition to any other rights or remedies it may have, to compel specific performance of this Agreement.

    18. The Custodian and Debtor shall pay their own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of their counsel, certified public accountants and other experts.

    19. This Agreement shall not be assignable by any of the parties to this Agreement without the prior written consent of all other parties to this Agreement.

    20. This Agreement shall be governed in accordance with the internal laws of the State of Florida, without regard to conflict of laws provisions.

    21. The invalidity or unenforceability of any particular provision hereof shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

    22. The rights and obligations of the parties hereunder shall inure to the benefit of, and be binding and enforceable upon the respective successors, assigns and transferees of any party.

    23. This Agreement shall terminate and the Custodian shall be discharged of all responsibility hereunder at such time as the Custodian shall receive notice from the Secured Party that the Notes have been repaid in full or the Custodian has delivered all Deposited Collateral to the Secured Party as provided in paragraph 3 and the Secured Party has notified the Custodian that no further Collateral is to be delivered to or accepted by the Custodian hereunder.

    24. The Secured Party is not liable for any acts or omissions of the Custodian in acting hereunder.

    25. The Secured Party is entering into this Agreement solely in its capacity as Trustee under the Indenture and shall be entitled to the privileges, immunities and protections afforded it thereunder in any actions taken by it hereunder.

    IN WITNESS WHEREOF, the parties hereto have executed this Custodian Agreement on the day and year first above written.


                                          Debtor:

                                          SENTINEL FINANCING LTD., L.P.,
                                          a Florida limited partnership

                                      By:       Sentinel Acceptance Corporation,
                                                a Florida corporation,
                                                its General Partner


                                                 By:  __________________________
                                                        Ivan Hoser, President

                                              Secured Party:

                                              [____________________], as Trustee


                                              By:_______________________________

                                              As:_______________________________


                                              Custodian:




                                              By:_______________________________

                                              Its:______________________________

                                              As:_______________________________

                                      EXHIBIT D

                                      INDENTURE

                                      EXHIBIT E

                            SENTINEL FINANCING, LTD., L.P.
                        SUBSCRIPTION AGREEMENT - SECURED NOTES
The Investor named below, by payment of the purchase price for such Secured Notes, by the delivery of a check payable to SENTINEL FINANCING LTD., L.P. - Escrow Account/_______________ hereby subscribes for the amount of Secured Notes indicated below (minimum purchase of $2,000) of Sentinel Financing Ltd., L.P. The Secured Notes may be purchased in increments of $1,000. By such payment, the named Investor further acknowledges receipt of the Prospectus and any Supplement and the Subscription Agreement, the terms of which govern the investment in the Secured Notes being subscribed for hereby.


A.  INVESTMENT:    1.   Amount of Secured Notes Purchased    $__________
                   2.   Initial Purchase [   ]   Additional Purchase [   ]     Date of Investor's check __________
B.  REGISTRATION:       Mr.                                          Mr.
                        Mrs.                                         Mrs.
1.  Registered Owner:   Ms. __________________________ Co-Owner:     Ms. _________________________________________
2.  Mailing Address:__________________________________ City, State & Zip:  _______________________________________
3.  Residence Address (if different from above):  ________________________________________________________________
4.  Birth Date:  _____/_____/_____                                     5. Birth Date Co-Owner: _____/_____/_____
6.  Please indicate Citizenship Status:                                7. Social Security #:   _____/_____/_____
    U.S. Citizen  [  ]  Other  [  ]                                       Co-Owner SS#:        _____/_____/_____
8.  Telephone #:        (H)  (_____) _______________                      Corporate or Custodial:
                        (O)  (_____) _______________                      Taxpayer ID#: _________-_____-________
C.  OWNERSHIP:     [  ]  Individual Ownership    [  ]  IRA or Keogh            [  ]  Joint Tenants With Rights of
                                                                                      Survivorship
    [  ] Trust/Date of Trust Established Pension Trust  ___/___/___ (S.E.P.)   [  ]  Tenants in Common
    [  ] Tenants by the Entirety  [  ] Corporate Ownership   [  ] Partnership  [  ]  Other ______________________
D.  SIGNATURES:  By signing below, I/we represent that I/we meet the suitability standards set forth in the Prospectus under
    "Suitability Standards."
    Signatures -   Registered Owner:                           Co-Owner: ________________________________________
E.  Print Names of Custodian or Trustee:                       Authorized Signature: ____________________________
    Date:____________________________________  Witness Signature:  ______________________________________________
F.  PAYMENT SHOULD BE SENT TO (IF DIFFERENT THAN REGISTERED OWNER):
    Name:____________________________________________      c/o __________________________________________________
    Address:_________________________________________      Account Number:_______________________________________
    City, State & Zip:_______________________________      Telephone Number:_____________________________________
G.  BENEFICIAL OWNER(S):  All reports and financial statements will normally be sent to the registered owner at the address in
    Section B.  If reports and financial statements are to be sent to the Beneficial Owner of an IRA or Keogh, insert name of the
    Beneficial Owner.
    Name of Beneficial Owner Only: ___________________     Telephone Number: ____________________________________
    Address:  ________________________________________     City, State & Zip:____________________________________
H.  BROKER-DEALER/REGISTERED REPRESENTATIVE DATE:  ALL LINES MUST BE COMPLETED.  ANY MISSING SIGNATURES MAY DELAY PROCESSING OF
    THIS ORDER.
    Broker-Dealer NASD Firm Name: ____________________     Date:_________________________________________________
    Main Office Address: ________________________________________________________________________________________
    City, State & Zip:________________________________     Telephone Number:_____________________________________
    Print or Type Name of Broker-Dealer, Principal or other Authorized Signator: ________________________________
    Authorized Signature: _______________________________________________________________________________________
    Print or Type Name of Registered Representative: ____________________________________________________________
    Signature: __________________________________________________________________________________________________
    Branch Office Address: ______________________________________________________________________________________
    City, State & Zip:________________________________     Telephone Number:_____________________________________

--------------------------------------------------------------------------------
    MAIL TO: Sentinel Financing Ltd., L.P., 210 North University Drive, Suite 800, Coral Springs, Florida 33071,
              Attention:  Ivan Hoser, President
              Telephone:  (954) 796-9915         FAX:  (954) 796-8825
--------------------------------------------------------------------------------
          ALL CHECKS FROM INVESTORS MUST BE TRANSMITTED TO THE ESCROW AGENT
                  BY NOON OF THE NEXT BUSINESS DAY FOLLOWING RECEIPT

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the notes in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither delivery of this Prospectus nor any sale made hereunder at any time implies that information contained herein is correct as of any time subsequent to the date hereof.


                                     ____________

                                  TABLE OF CONTENTS

                                                                            PAGE


    SUITABILITY STANDARDS. . . . . . . . . . . . . . . . . . . . . . . . .    3
    RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . .   14
    BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
    MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . .   28
    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . .   30
    DESCRIPTION OF THE NOTES . . . . . . . . . . . . . . . . . . . . . . .   31
    FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . . . .   34
    PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . .   38
    TRANSFERABILITY OF NOTES . . . . . . . . . . . . . . . . . . . . . . .   39
    LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
    EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
    ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .   40
    FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .   41
    EXHIBIT A -  Form  of Secured Note (Face of Security). . . . . . . . .  A-1
                 ASSIGNMENT FORM . . . . . . . . . . . . . . . . . . . . .  A-5
    EXHIBIT B -  SECURITY AGREEMENT. . . . . . . . . . . . . . . . . . . .  B-1
    EXHIBIT C -  CUSTODIAN AGREEMENT . . . . . . . . . . . . . . . . . . .  C-1
    EXHIBIT D -  INDENTURE . . . . . . . . . . . . . . . . . . . . . . . .  D-1
    EXHIBIT E -  SUBSCRIPTION AGREEMENT. . . . . . . . . . . . . . . . . .  E-1

                              __________________________

UNTIL THE TERMINATION OF THIS OFFERING, AND IN ANY EVENT UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES TO WHICH THIS PROSPECTUS RELATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                $15,000,000 (MAXIMUM)
                                $ 1,000,000 (MINIMUM)

                                 SENTINEL FINANCING,
                                      LTD., L.P.

                              12% SECURED NOTES DUE 2002



                                    _____________

                                      PROSPECTUS
                                    _____________




                                 ______________, 1997

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses (other than underwriting discounts) to be borne by the Registrant in connection with the issuance and distribution of the securities offered hereby:

                                        TOTAL

    SEC filing fee . . . . . . . . . . . . . . . . . . . . . . .    $4,546
    Blue Sky fees and expenses, including legal fees . . . . . .    $5,000
    Printing and engraving . . . . . . . . . . . . . . . . . . .      *
    Legal fees and expenses. . . . . . . . . . . . . . . . . . .      *
    Accounting fees and expenses . . . . . . . . . . . . . . . .      *
    Trustee and Custodian's fees . . . . . . . . . . . . . . . .      *
    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .      *
    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .      *

    TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . .    $
_____________________
*To be completed by Amendment


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's general partner, its affiliates, shareholders, employees and agents are indemnified by the Company from and against any and all losses, liabilities, costs and damages by reason of the management of the Company's affairs except for conduct that arises from (i) fraud, gross negligence, gross misconduct or criminal acts; (ii) breach of the Company's Partnership Agreement; or (iii) a matter unrelated to such partner's management of the Company's affairs.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On _______________, 1997, the Company issued limited partnership interests to three purchasers in connection with the formation of the Company. These sales were made to sophisticated investors and without a general solicitation. The Company believes this transaction was exempt from the registration provisions of the Securities Act of 1933, as amended pursuant to Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  EXHIBITS.

    See Exhibit Index following the Signatures page which is incorporated herein by reference.

    (b)  FINANCIAL STATEMENT SCHEDULES.

    Schedules have been omitted because they are not applicable or are not required or the information required to be set forth herein is included in the Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Springs, Florida on this 10th day of June, 1997

                                          SENTINEL FINANCING LTD., L.P.

                                      By:       Sentinel Acceptance Corporation
                                                General Partner


                                                By:  /s/ Ivan Hoser
                                                     ---------------------------
                                                          Ivan Hoser
                                                          President

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



 /s/ Ivan Hoser
--------------------------
    Ivan Hoser            President and Director of Sentinel      June 10, 1997
                           Acceptance Corporation




 /s/ Melvin I. Gilbert
--------------------------
    Melvin I. Gilbert      Executive Vice President and           June 10, 1997
                           Director of Sentinel Acceptance
                           Corporation

                                    EXHIBIT INDEX
                                          TO
                            SENTINEL FINANCING LTD., L.P.
                         REGISTRATION STATEMENT ON FORM SB-2


Exhibit                                                                   Seq.
  No.         Description                                              Page No.
-------       -----------                                              --------

1.1*     Proposed form of Selling Agent Agreement
3.1      Limited Partnership Agreement of Registrant
4.1      Security Agreement (included as Exhibit B to Prospectus)
4.2      Custodian Agreement (included as Exhibit C to Prospectus)
4.3      Indenture of Trust between the Company and Trustee
4.4      Subscription Agreement (included as Exhibit E to Prospectus)
4.5      Escrow Agreement
5.1*     Opinion re: Legality
10.1*    Service Agreement between Sentinel Acceptance Ltd., L.P. and
         Registrant
23.1     Consent of Independent Auditor
23.2*    Consent of Buchalter, Nemer, Field & Younger (included in
          Exhibit 5.1)
25.1*    Form T-1 Statement of Eligibility of Trustee


_______________

* To be filed by amendment.